UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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MASTEC, INC.
(Name of Registrant as Specified in Its Charter)

N/A
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MasTec, Inc.
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
(305) 599-1800

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2008 Annual Meeting of Shareholders of MasTec, Inc. will be held on Thursday, May 29, 2008 at 9:30 a.m. local time, at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, the 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134. At the Annual Meeting, shareholders will be asked to vote on the following proposals:

1.	The election of Ernst N. Csiszar, Julia L. Johnson, Jorge Mas and Jose R. Mas as Class I directors to serve until the 2011 Annual Meeting of Shareholders;

2.	The reapproval of the Section 162(m) of the Internal Revenue Code material terms of the MasTec, Inc. 2003 Employee Stock Incentive Plan; and

3.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

The proposals are discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on April 7, 2008 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Pursuant to the new rules recently adopted by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials on or about April 17, 2008 to MasTec’s shareholders of record on April 7, 2008. The Notice of Internet Availability of Proxy Materials contains instructions for your use of this new process, including how to access our Proxy Statement and Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

We encourage you to attend the Annual Meeting. Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. You may vote your shares over the Internet. If you received a paper copy of the proxy card by mail, please mark, sign, and date and promptly return the card in the self-addressed stamped envelope provided. Instructions regarding the methods of voting are contained in the proxy card. Voting over the Internet, by telephone or by mailing a proxy card will not limit your right to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors,

Jose R. Mas, President and Chief Executive Officer
Coral Gables, Florida
April 17, 2008

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS OF MASTEC, INC.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

Why did I receive this proxy?

The Board of Directors of MasTec, Inc. is furnishing this Proxy Statement to solicit proxies on its behalf to be voted at the 2008 Annual Meeting of Shareholders of MasTec to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134, on Thursday, May 29, 2008, at 9:30 a.m. local time. This Proxy Statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

When was this proxy statement first sent or given to security holders?

We will begin mailing the notice of availability of these proxy materials on or about April 17, 2008 to shareholders of record at the close of business on April 7, 2008.

Who is entitled to vote?

Only holders of record of shares of our common stock at the close of business on April 7, 2008, the record date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the record date, 67,177,055 shares of common stock were outstanding and eligible to be voted at the Annual Meeting and there were 2,044 record shareholders.

What is the quorum for the meeting?

The presence, in person or by proxy, of a majority of the shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

How many votes do I have?

The securities that can be voted at the Annual Meeting are our common stock, with each share entitling its owner to one vote on all matters brought before the Annual Meeting.

How do shareholders of record vote?

If your shares of our common stock are registered directly in your name, you are considered a shareholder of record and you will receive your Notice of Internet Availability of Proxy Materials directly from us.

For shareholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Bowne, independent tabulator, by 11:59 p.m. Eastern Time on May 28, 2008. Submitting your vote via mail, telephone or the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The Internet and telephone voting procedures available to you are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet or telephone should understand that there may be costs associated with voting in this manner, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

To vote in person, if you are a registered shareholder, attend the Annual Meeting, bring proof of identity, and deliver your completed proxy card or ballot in person.

How do I vote my shares in person if they are held by my broker?

If you hold your shares of common stock through a broker, bank, or other financial institution, you are considered the beneficial owner of shares held in street name and you will receive instructions on how to vote from your broker, bank or other institution. If you hold shares of our common stock in street name and wish to vote in person at the meeting, you must present a recent proxy validating your ownership of the shares of common stock you intend to vote from your bank, broker or other nominee that holds as of the record date your shares of common stock. You will also need proof of identity for entrance to the meeting.

How do I vote my shares that are held in my 401(K) Retirement Plan?

All persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan (the “401(k) Plan”) may instruct Investors Bank & Trust, which acts as the Trustee for the 401(k) Plan, to vote the shares of common stock held for their account as participants or beneficiaries of the 401(k) plan. You can instruct the voting of your stock by requesting a voting instruction card to sign, date, and return or submitting your vote by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials we sent to you or this proxy statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your vote must be submitted by 11:59 p.m. Eastern Time on May 28, 2008. In the event your vote is not received by then or a voting instruction card is received without instructions, or in the event shares are not yet allocated to any participant’s account, those shares will not be voted for any of the proposals. The Trustee does not know of any other business to be brought before the Annual Meeting but it is intended that, if any other matters properly come before the Annual Meeting, the Trustee as proxy will vote upon such matters according to its judgment.

What am I voting on?

At the Annual Meeting, our shareholders will be asked to vote on the following proposals:

•	The election of four directors to serve as Class I Directors until the 2011 Annual Meeting of Shareholders;

•	The reapproval of the Section 162(m) of the Internal Revenue Code material terms of the 2003 MasTec, Inc. Employee Stock Incentive Plan; and

•	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

What vote is required to pass proposals I and II at the Annual Meeting?

If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting in person or represented by proxy at the Annual Meeting, which means that the four nominees who receive the most affirmative votes will be elected to the Board of Directors. In voting to elect nominees to the Board of Directors, shareholders may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.

If a quorum is present, reapproval of the Section 162(m) of the Internal Revenue Code material terms of the MasTec, Inc. 2003 Stock Incentive Plan will require the affirmative vote of a majority of the votes cast on the proposal at the annual meeting.

As of April 7, 2008 (the record date for the Annual Meeting), our directors and executive officers beneficially owned or controlled approximately 24,270,231 shares of our common stock (2,795,317 of which are shares beneficially owned through options exercisable within 60 days), constituting approximately 35% of the outstanding common stock. We believe that these holders will vote their shares of common stock in favor of the nominees for directors and reapproval of the Section 162(m) of the Internal Revenue Code material terms of the MasTec, Inc. 2003 Stock Incentive Plan.

How are abstentions and broker non-votes treated?

Pursuant to Florida law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors and reapproval of the Section 162(m) of the Internal Revenue Code material terms of the MasTec, Inc. 2003 Stock Incentive Plan, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. A broker non-vote occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters under the rules of the New York Stock Exchange because its customer has not provided any voting instructions on the matter. Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the uncontested election of directors. The rules of the New York Stock Exchange, however, expressly prohibit brokerage firms from voting their customers’ shares with respect to proposals to authorize material revisions to the terms of any existing equity compensation plan. Therefore, while brokerage firms may have the authority to vote all shares of our common stock that they hold with respect to the proposal to elect the director nominees named in this proxy statement even if they do not receive specific voting instructions from their customers, brokerage firms may not vote such shares to reapprove the Section 162(m) of the Internal Revenue Code material terms of the MasTec, Inc. 2003 Stock Incentive Plan. In addition, if other matters are properly brought before the meeting and they are not considered routine under the applicable New York Stock Exchange rules, shares held by brokerage firms will not be voted on such non-routine matters by the brokerage firms unless they have received voting instructions and, accordingly, any such shares will be “broker non-votes.”

Will there be any other items of business on the agenda?

The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the proxy that is submitted via the Internet, phone or mail will have discretionary authority to vote all proxies unless otherwise specified to the contrary with respect to such matters in accordance with recommendation of the Board of Directors.

What happens if I submit or return my proxy card without voting?

When the proxy is properly submitted via the Internet or phone or executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the proxy is submitted or returned with no direction, the proxy will be voted:

•	the election of the director nominees listed in “Proposal No. 1 — Election of Directors”

•	“For” the reapproval of the Section 162 (m) of the Internal Revenue Code material terms of the MasTec, Inc. 2003 Stock Incentive Plan and;

•	In accordance with the recommendation of the Board of Directors on all other matters that may properly come before the Annual Meeting.

Can I change my vote after I have voted?

A proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by:

•	written notice delivered to our Corporate Secretary at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134,

•	executing and delivering to our Corporate Secretary a proxy with a later date,

•	attending the Annual Meeting and voting in person, or

•	submitting a telephonic or electronic vote with a later date.

With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by telephone or facsimile.

Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held as of the record date by them.

Who has paid for this proxy solicitation?

All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this Proxy Statement should you request a printed copy of the proxy materials, will be borne by MasTec.

How do I obtain a list of MasTec’s shareholders?

A list of MasTec’s shareholders as of April 7, 2008, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 during normal business hours during the 10-day period prior to the Annual Meeting.

How do I submit a proposal for the 2009 Annual Meeting?

Under our bylaws, MasTec must receive any proposal of an eligible shareholder intended to be presented at the 2009 Annual Meeting of Shareholders of MasTec, including any nomination proposal, on or before December 18, 2008 for the proposal to be eligible for inclusion in our proxy statement and proxy related to that meeting. Any notice regarding a shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 18, 2008 of an intent to present a proposal at MasTec’s 2009 Annual Meeting of Shareholders, the proposal will not be considered. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors has nominated Ernest N. Csiszar, Julia L. Johnson, Jorge Mas and Jose R. Mas, to stand for election as Class I directors at the Annual Meeting, to hold office until the 2011 Annual Meeting and until their respective successors are elected and qualified. All of the director nominees are incumbent directors. The Board of Directors currently is composed of ten directors elected in three classes, with four Class I, three Class II, and three Class III directors. Directors in each class hold office for three-year terms. The terms of the classes are staggered so that the term of only one class terminates each year. The terms of the current Class I directors expire at the Annual Meeting. If elected, the nominees for Class I directors will serve until the 2011 Annual Meeting of Shareholders. The terms of the Class II directors expire at the 2009 Annual Meeting of Shareholders and the terms of the Class III directors expire at the 2010 Annual Meeting of Shareholders.

Additional background information regarding the nominees for election is provided below. MasTec has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board of Directors.

The Board of Directors recommends that you vote FOR each of the nominees named above. Unless otherwise indicated, all proxies will be voted FOR the election of each of the nominees for election as a Class I director named above.

Information as to Nominees and Other Directors

Nominees for Class I Directors

Ernst N. Csiszar, 57, joined our Board of Directors in October 2005. Mr. Csiszar is currently a private investor. From September 2004 until his retirement in September 2006, Mr. Csiszar was the President and Chief Executive Officer of the Property Casualty Insurers Association of America, the property and casualty insurance industry’s principal trade association. Mr. Csiszar was the Director of Insurance for the State of South Carolina from February 1999 to August 2004 and also served as president of the National Association of Insurance Commissioners. Mr. Csiszar also served as the president and chief executive officer of Seibels Bruce Group, Inc. of Columbia, S.C. from 1995 to 1998. Previously, he was a visiting professor at the School of Business at the University of South Carolina and served as managing co-director of the European investment banking firm, Holborn Holdings Corporation, in Geneva, Switzerland.

Julia L. Johnson, 45, has been a member of our Board of Directors since February 2002. From January 2001 to the present, Ms. Johnson has been President of NetCommunications, L.L.C., a strategy consulting firm specializing in the communications, energy, and information technology public policy arenas. Prior to founding NetCommunications, Ms. Johnson was Vice President of Marketing for MILCOM Technologies, Inc., a military technology commercialization company, from March 2000 to August 2001. From November 2001 to the present, Ms. Johnson has also served as founder and Chairman of the Emerging Issues Policy Forum, a public policy organization established to promote open public policy discussions on key market, industrial and regulatory issues. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, serving as chairwoman from January 1997 to January 1999. Ms. Johnson also chaired Florida’s Information Service Technology Development Task Force, which advised Florida Governor Jeb Bush on information technology policy and related legislative issues, from November 1999 to July 2001. Ms. Johnson also serves on the boards of Allegheny Energy, Inc. and Northwestern Corporation.

Jorge Mas, 45, has been Chairman of our Board of Directors since January 1998 and a director since March 1994. From March 1994 to October 1999, Mr. Mas was our Chief Executive Officer. Mr. Mas has been Chairman of the Board of the Cuban American National Foundation, Inc., a not-for-profit corporation, since July 1999. Mr. Mas is the brother of Jose R. Mas.

José R. Mas, 36, has been our President and Chief Executive Officer since April 2007. Mr. Mas served as MasTec’s Vice Chairman of the Board and Executive Vice President — Business Development from August 2001 until March 2007. Mr. Mas started with MasTec in 1992, and from 1999 until 2001 he was head of MasTec’s Communications Service Operation. Mr. Mas is the brother of Jorge Mas, our Chairman of the Board.

Class III Directors

Robert J. Dwyer, 64, joined our Board of Directors in October 2004. Mr. Dwyer retired in 1999. Prior to 1999, Mr. Dwyer spent 17 years with Morgan Stanley and Dean Witter Reynolds in various executive positions. Mr. Dwyer currently is a private investor. He currently serves as a director of Bny/Ivy Multi-Strategy Hedge Fund, LLC. and Bimini Capital Management, Inc. Mr. Dwyer has numerous charitable and civic interests.

Frank E. Jaumot, 51, joined our Board of Directors in September 2004. Mr. Jaumot has been the Director of Accounting and Auditing for the certified public accounting firm of Ahearn, Jasco and Company, P.A. since 1991. From 1979 to 1991, Mr. Jaumot was associated with Deloitte & Touche LLP. Mr. Jaumot is a certified public accountant in Florida and Ohio and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He also is a member of the Board of Directors for Junior Achievement of South Florida.

Jose S. Sorzano, 67, has been a member of our Board of Directors since October 1995. Mr. Sorzano has been Chairman of The Austin Group, Inc., an international corporate consulting firm, since 1989, and a director for the Free Cuba Committee. Mr. Sorzano was also Special Assistant to President Reagan for National Security Affairs from 1987 to 1988; Associate Professor of Government, Georgetown University, from 1969 to 1987; and Ambassador and U.S. Deputy to the United Nations from 1981 to 1985.

Class II Directors

Carlos M. de Cespedes, 58, joined our Board of Directors in September 2004. Mr. de Cespedes has been Chairman and Chief Executive Officer of The Astri Group since its founding in November 2002. Prior to The Astri Group, Mr. de Cespedes was Chairman and Chief Executive Officer of Pharmed Group Holdings from 1980 to 2007. In 1980, Mr. de Cespedes co-founded Pharmed with his brother Jorge, and it grew under their leadership to be the largest minority-owned distributor of medical, surgical, and rehabilitative supplies in the United States. Pharmed Group filed for liquidation in federal bankruptcy court in October 2007. Mr. de Cespedes has been actively involved in numerous charitable and community organizations, including the Board of Directors for Florida International University. Additionally, he has served on the boards of the University of Miami’s ALS Foundation, Mesa Redonda and Alliance for Ethical Government.

Austin J. Shanfelter, 50, has been a member of our Board of Directors since August 2001. From August 2001 until March 2007, Mr. Shanfelter was our Chief Executive Officer and President. From February 2000 until August 2001, Mr. Shanfelter was our Chief Operating Officer. Prior to being named Chief Operating Officer, he served as President of one of our service operations from January 1997. Mr. Shanfelter has been in the telecommunications infrastructure industry since 1981. Mr. Shanfelter has been a member of the Board of Directors of the Power and Communications Contractors Association (PCCA), an industry trade group since 1990, and served as President of the Association from February 2006 to February 2007. Since 1982, Mr. Shanfelter has also been a member of the Society of Cable Television Engineers and was inducted into the Cable TV Pioneers in 2003. He is an active alumnus of Lock Haven University and serves on the Touching Tomorrow Today Committee. Mr. Shanfelter also serves on the board of Orion Marine Group Inc.

John Van Heuvelen, 61, has been a member of our Board of Directors since June 2002. Mr. Van Heuvelen spent 13 years with Morgan Stanley and Dean Witter Reynolds in various executive positions in the mutual fund, unit investment trust and municipal bond divisions before serving as president of Morgan Stanley Dean Witter Trust Company from 1993 until 1999. Since 1999, Mr. Van Heuvelen has been a private investor based in Denver, Colorado. His investment activities have included private telecom and technology firms, where he still remains active.

Class I Directors

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

Board and Committee Meetings

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, including the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board and its committees also act by written consent. During 2007, the Board of Directors met on seven occasions. During 2007, each of the current directors attended at least 75% of the aggregate of the Board meetings and the meetings of each committee on which such director served.

The Executive Committee is composed of Jorge Mas, who serves as Chairman, Julia L. Johnson, Austin J. Shanfelter and John Van Heuvelen. The principal function of the Executive Committee is to act for the Board of Directors when action is required between full Board meetings. The Executive Committee did not meet during 2007.

The Audit Committee is composed of John Van Heuvelen, who is currently serving as its Chairman, Ernst N. Csiszar and Frank E. Jaumot. The Board of Directors, in the exercise of its reasonable business judgment, has determined that (i) John Van Heuvelen and Frank E. Jaumot qualify as “audit committee financial expert(s),” (ii) each member of the Audit Committee is financially literate, and (iii) each member of the Audit Committee is independent, under applicable New York Stock Exchange and SEC rules and regulations. The Audit Committee assists the Board of Directors in overseeing MasTec’s financial reporting and legal and regulatory compliance program. The Audit Committee also is required to approve all audit and non-audit services provided by our independent registered public accounting firm, including the scope of such services and fees paid to our independent registered public accounting firm. MasTec’s Board of Directors has adopted a charter that sets forth the responsibilities of the Audit Committee. During 2007, the Audit Committee met on 12 occasions. Please refer to the section entitled “Audit Committee and Audit Related Information” for further information regarding the Audit Committee.

The Compensation Committee is composed of Jose S. Sorzano, who currently serves as Chairman, Carlos M. de Cespedes, Robert J. Dwyer and John Van Heuvelen, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The Compensation Committee is charged with discharging the Board of Director’s responsibilities relating to compensation and evaluation of MasTec’s executive officers, including establishing compensation policies and philosophies for MasTec and its executive officers and reviewing and approving corporate goals and objectives relevant to MasTec’s Chief Executive Officer’s compensation, as well as overseeing MasTec’s incentive compensation plans and equity-based plans that are subject to Board approval. The Compensation Committee has the power to create subcommittees with such powers as the Compensation Committee may from time to time confer to such subcommittees. For a description of the role performed by executive officers in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.” MasTec’s Board of Directors has adopted a charter that sets forth the responsibilities of the Compensation Committee. During 2007, the Compensation Committee met on seven occasions. Please refer to the section entitled “Compensation Committee Report on Executive Compensation” for further information regarding the Compensation Committee.

The Nominating and Corporate Governance Committee is composed of Julia L. Johnson, who serves as Chairman, Ernst N. Csiszar, Carlos M. de Cespedes, and Jose S. Sorzano, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The Nominating and Corporate Governance Committee is responsible for developing qualifications for members of the Board of Directors, recommending to the Board of Directors candidates for election to the Board of Directors and evaluating the effectiveness and performance of the Board of Directors. The Nominating and Corporate Governance Committee also develops, implements and monitors MasTec’s corporate governance principles and its code of business conduct and ethics; monitors and safeguards the Board’s independence; and annually undertakes performance evaluations of the Board committees and the full Board of Directors. MasTec’s Board of Directors has adopted a charter that sets forth the responsibilities of the

Nominating and Corporate Governance Committee. During 2007, the Nominating and Corporate Governance Committee met on six occasions.

The Nominating and Corporate Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service. In evaluating potential candidates for service on the Board of Directors, the Nominating and Corporate Governance Committee will consider, consistent with its charter, the candidate’s ability to satisfy the New York Stock Exchange’s and SEC’s independence requirements and the candidate’s ability to contribute to the effective oversight and management of MasTec, taking into account the needs of MasTec and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which MasTec operates; and such other factors as the Nominating and Corporate Governance Committee may, in its discretion, deem important to successful service as a director.

The Nominating and Corporate Governance Committee will consider candidates recommended by the shareholders pursuant to written applications submitted to us at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134; Attention: Corporate Secretary, not less than 120 calendar days prior to the first anniversary of the date that our proxy statement is released to shareholders in connection with the preceding year’s Annual Meeting of shareholders, except that if no Annual Meeting of shareholders was held in the preceding year or if the date of the Annual Meeting of shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the preceding year’s proxy statement, the notice must be received by our Corporate Secretary not less than 150 calendar days prior to the date of the contemplated Annual Meeting or the date that is 10 calendar days after the date of the first public announcement or other notification to shareholders of the date of the contemplated Annual Meeting, whichever first occurs. Shareholder proposals for nominees should include biographical and other related information regarding the proposed nominee sufficient to comply with applicable disclosure rules and a statement from the shareholder as to the qualifications and willingness of the candidate to serve on our Board of Directors. No recommended nominees were received by the Nominating and Corporate Governance Committee from any shareholder or group of shareholders who beneficially own five percent or more of our common stock for the previous year’s Annual Meeting.

The full text of our current Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, as well as, our Corporate Governance Guidelines are available on MasTec’s website located at www.mastec.com and are available in print to any shareholder who requests it at MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our Internet website and the information contained therein, other than material expressly referred to in this proxy statement, or connected thereto are not incorporated into this proxy statement.

Independent Directors & Nonmanagement Directors

The Board of Directors, in the exercise of its reasonable business judgment, has determined that a majority of our directors qualify as independent directors pursuant to the New York Stock Exchange and SEC rules and regulations. In making the determination of independence, the Board considered that no independent director has a material relationship with MasTec, either directly or as a partner or shareholder of an organization that has a relationship with MasTec or any other relationships that, in the Board’s judgment, would interfere with the director’s independence. Our independent directors are Ernst N. Csiszar, Carlos M. de Cespedes, Robert J. Dwyer, Frank E. Jaumot, Julia L. Johnson, Jose S. Sorzano, and John Van Heuvelen. John Van Heuvelen has been selected as the presiding director to preside over all executive sessions of the independent directors. Jorge Mas presides over all executive sessions of the nonmanagement directors. Both the independent directors and nonmanagement directors met separately in regularly scheduled executive sessions without management.

Compensation Committee Interlocks and Insider Participation

In 2007, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

Other Corporate Governance Matters

Interested parties who want to communicate with the presiding director, the independent or nonmanagement directors as a group, the Board as a whole, any Board committee or any individual Board members should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them to c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134 or call the Corporate Secretary at 305.406.1849. The Corporate Secretary will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.

MasTec does not have a policy requiring our directors to attend the Annual Meeting. All of our directors attended our 2007 Annual Meeting of Shareholders.

MasTec has adopted a code of business conduct and ethics, called the Personal Responsibility Code, that applies to all of our directors, officers and employees which includes additional criteria that are applicable to our Chief Executive Officer and senior financial officers. The full text of the Personal Responsibility Code is available on MasTec’s website at www.mastec.com and is available in print to any shareholder who requests it. We intend to provide amendments or waivers to our Personal Responsibility Code for any of our directors and senior officers on our website within four business days of such amendment or waiver. The reference to our website address does not constitute incorporation by reference of the information contained on the website and should not be considered part of this proxy statement.

Executive Officers

Our current executive officers are as follows:

Name	Age	Position

Jose R. Mas	36	President, Chief Executive Officer and Director
Robert Apple	58	Chief Operating Officer
C. Robert Campbell	63	Executive Vice President and Chief Financial Officer
Alberto de Cardenas	39	Executive Vice President, General Counsel and Secretary

Biographical information for Mr. Jose R. Mas can be found in the section entitled “Proposal No. 1 — Election of Directors” beginning on page 5.

Robert Apple has been our Chief Operating Officer since December 2006. Previously, Mr. Apple served as group president for MasTec’s energy service operations since 2005. From 2001 to 2004, Mr. Apple was a senior vice president at DIRECTV®, where he was responsible for the installation and service network, warranty program, supply chain management and national dispatch support. From 1997 to 2001, Mr. Apple, while on assignment from Hughes Electronics/DIRECTV® Latin America to Telefonica S.A., served as Chief Operating Officer and Board member of Via Digital, a direct broadcast satellite company and Telefonica affiliate. From 1985 to 1996, Mr. Apple served in various capacities within the Hughes Electronics organization, including as Chief Executive Officer of Hughes Electronics-Spain, Vice President of Hughes Europe and as a program manager for a Hughes Electronics training and support systems group.

C. Robert Campbell has been our Executive Vice President and Chief Financial Officer since October 2004. Mr. Campbell has over 25 years of senior financial management experience. From 2002 to 2004, he was Executive Vice President and CFO for TIMCO Aviation Services, Inc. From 1998 to 2000, Mr. Campbell was the President and CEO of BAX Global, Inc. and from 1995 to 1998 Executive Vice President-Finance and CFO for Advantica Restaurant Group, Inc. From 1974 until 1995, Mr. Campbell held various senior management positions with Ryder Systems, Inc., including 10 years as Executive Vice President and CFO of its Vehicle Leasing and Services Division. Mr. Campbell, who is a Certified Public Accountant, has a Bachelor of Science degree in Industrial Relations from the University of North Carolina, an MBA from Columbia University and a Master of Science in Accounting from Florida International University.

Alberto de Cardenas has been our Executive Vice President, General Counsel and Secretary responsible for all of MasTec’s corporate and operational legal matters and corporate secretary matters since November 2005. From March 2003 to November 2005, Mr. de Cardenas was Senior Vice President and General Counsel and from January through March 2003 Vice President and Corporate General Counsel of Perry Ellis International, Inc. From September 1996 through December 2002, Mr. de Cardenas was a corporate and securities attorney at Broad and Cassel. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte & Touche LLP.

COMPENSATION DISCLOSURE AND ANALYSIS

What is Our General Philosophy Regarding Executive Pay?

We compensate our executive management team members primarily through a mix of salary, bonuses and equity compensation. Our compensation plans are designed to attract and retain talented, qualified executives to lead our organization, and align executive management incentives with the long-term interests of our shareholders. When we set compensation amounts and select compensation components for our executive management we strive to reward the achievement of both short-term and long-term results that will promote earnings growth and stock appreciation. Overall, our compensation philosophy is intended to provide fair base pay levels with meaningful upside for strong performance.

How Do We Determine Our Compensation Levels?

The Compensation Committee of our Board of Directors is responsible for assessing recommendations of pay and approving pay levels for executive management. We target our compensation levels with the following goals in mind: (a) fair base pay and benefits; (b) short-term and long-term incentives that reward performance and share value appreciation, and (c) appropriate levels of security and benefits that are needed to attract and retain talented and qualified executives.

Our Chief Executive Officer, or CEO, and the Compensation Committee periodically compare individual pay levels of members of executive management to ensure we are competitive. We do not, however, compare ourselves against any particular peer group. Compensation levels are determined based upon our philosophy, recruiting needs, growth expectations and performance.

Our CEO makes recommendations to our Compensation Committee of pay levels for executive management members other than himself. The Compensation Committee reviews those recommendations and then determines the compensation levels for all members of executive management. The Compensation Committee’s decisions are then either approved or modified by the Board of Directors.

What Components of Compensation Do We Use?

The three primary components of compensation for our organization are salary, bonuses, and equity incentives (restricted stock and stock options). Each is described in more detail below.

Salary

Salaries initially are negotiated and set forth in employment agreements between each of our executives and us. Thereafter, our Compensation Committee reviews the salaries of our executive management annually. Salaries are established by (a) reviewing the performance of the executive, (b) adjusting (upwards or downward) to reflect individual qualifications, job uniqueness and performance, and (c) engaging in discussions between the CEO and the Compensation Committee in order to make revisions as needed. All of the current salaries of our named executive officers are the salaries negotiated in their respective employment agreements. Our Compensation Committee did not make any salary adjustments to the contractually agreed salary amounts for our named executive officers as a result of their annual reviews in 2007.

Cash Bonuses

All members of our executive management team are eligible to receive cash bonuses based upon performance. Each executive’s employment agreement provides that he is entitled to receive an annual bonus of up to 100% of his base salary based upon performance, except Mr. de Cardenas who is eligible for annual bonuses of up to 50% of his base salary. Bonuses are determined by the Compensation Committee, as of the close of each fiscal year and are paid shortly thereafter.

In 2007, the following table was used as performance criteria for Messrs. Mas, Apple, Campbell and de Cardenas. Mr. Shanfelter, who resigned from his position as our CEO effective March 31, 2007, was not eligible to receive a cash bonus under his employment agreement.

	Threshold	Target	Maximum

Percent of bonus opportunity	75%	100%	125%
EPS	$.90	$.95	$1.05

Earnings per Share, or EPS, was used in 2007 as the measure to align our executive’s goals with the interests of our shareholders. 2007 EPS performance was below the threshold, notwithstanding improvements in other corporate goals such as the company’s refinancing of senior notes and sale of the State Department of Transportation projects and assets. In consideration for the attainment of these goals (and our named executive officers individual efforts to accomplish these transactions), our Compensation Committee determined to award discretionary cash bonuses in the amount of $100,000 for each of Messrs. Mas, Apple, Campbell and $50,000 for Mr. de Cardenas. See the 2007 Summary Compensation Table for details.

In 2008, our Compensation Committee decided to change our method of awarding cash bonuses to a completely discretionary model.

Additionally, we occasionally pay cash bonuses in connection with the execution of employment agreements for new employees as necessary to attract qualified professionals. None of our named executive officers received bonus in 2007.

Equity Compensation

We believe that equity ownership by executive management is important in order to align our long-term rewards program with the interests of our shareholders. Additionally, long-term awards are needed to attract and retain talented and success-driven employees.

All executive management equity awards are granted at regularly scheduled meetings and the exercise prices of all options are set at the closing price of our common stock on the New York Stock Exchange on the date of the grant. We do not have a program, plan, or practice of timing equity award grants in order to benefit our executive officers or in coordination with the release of material non-public information.

It has been our practice to make an equity award to each executive officer upon the execution of his or her employment agreement. Option grants to new executives generally vest over a period of years (from 2 to 5 years) and no options vest before the one-year anniversary of the option grant, with most vesting at the end of the 2 to 5 year period. Similarly, restrictions on restricted stock awards generally lapse in 2 to 5 years and no restrictions lapse prior to the end of the one year anniversary of the stock grant. Mr. Mas received 100,000 restricted shares upon the execution of his employment agreement on April 18, 2007. The shares all vest at the end of 5 years. Mr. de Cardenas received 5,000 restricted shares upon the execution of his employment agreement in February 27, 2008. The shares all vest at the end of 3 years.

In addition to the initial grants, our Compensation Committee recommends, and our Board of Directors grants, additional options and shares to retain our executives and combine the achievement of corporate goals and strong individual performance. Grants are based on a combination of individual contributions to our company and on general corporate achievements. On an annual basis, our Compensation Committee will assess the appropriate individual and corporate goals for this executive and provide additional grants based upon the achievement of both individual and corporate goals. Mr. Shanfelter received 25, 000 restricted shares in 2007. No other equity awards where granted in 2007. Messrs. Mas, Apple and Campbell received restricted shares on March 31, 2008. The amounts were 25,000; 20,000 and 15,000 respectively. All of the shares vest at the end of 3 years.

Equity awards are made pursuant to our 2003 Employee Stock Incentive Plan, which first was approved by both our Board of Directors and our shareholders in 2003 (the “SIP”). The SIP was amended and restated, and approved by our Board of Directors, in 2006.

The Compensation Committee administers our SIP. The administrator has the authority to determine the terms and conditions of the awards made under the SIP.

Retirement Benefits

401(k) Plan

We maintain a 401(k) plan for all full time employees with at least six months of service. Our executives may participate in the plan but, in general, their contributions may be limited under the current rules affecting highly compensated employees. We make discretionary matching contributions into the plan. The amount of the matching contribution is determined on an annual basis. For 2007, our matching contribution was 50% of the first 2% of compensation that each eligible participant elected to contribute to the plan that year. Company matching contributions vest at a rate of 1/3 per year of service. An employee’s interests in his or her elective contributions are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended. As such, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made. The amounts of our matching contributions for 2007 under the 401(k) plan are included in the All Other Compensation column of the Summary Compensation Table on page 15.

On March 31, 2008, our board of directors adopted the MasTec Deferred Compensation Plan effective June 1, 2008. Certain management and highly compensated employees, including executive officers, are eligible to participate in the plan. The plan is intended to provide this group of employees with an opportunity on a voluntary basis to defer compensation without regard to the legal limits imposed on our qualified 401(k) plan. Under the plan, participants are allowed to defer up to 50% of their base salary and 100% of their bonus in any given year. Our Board of Directors or the Compensation Committee may, in its sole discretion, but are not required to, make a contribution to any participants account under the Plan. Such contributions may be smaller or larger than the amount credited to any other participant in any given year. Participants may obtain distributions from the plan only on termination of employment at which time the distribution will be fully taxable to the employee. Eligible employees are permitted to elect to have the value of their accounts under the plan measured as if those accounts were invested in any of the various investment options available under the plan.

Split Dollar Benefit and Deferred Bonus Agreements

Under the terms of a split dollar agreement initially entered into between MasTec and Austin Shanfelter, and as subsequently amended, MasTec agreed to pay the premiums due on a second to die life insurance policy with an aggregate face amount of $18,000,000. Mr. Shanfelter and his spouse are the insureds under the policy. Under the terms of this agreement, MasTec is the owner and a beneficiary of the policy and is entitled, upon the second to die of the insureds, to recover the greater of (i) all premiums it pays on the policy plus interest equal to four percent, compounded annually, or (ii) the aggregate cash value of the life insurance policy immediately before the death of the insureds. The remainder of the policy’s proceeds will be paid in accordance with Mr. Shanfelter’s designations. The agreement terminates upon the bankruptcy or dissolution of MasTec or change of control of MasTec.

On November 1, 2002, MasTec and Mr. Shanfelter entered into a deferred bonus agreement. This bonus agreement was amended effective as of January 1, 2005 to comply with certain new requirements imposed under the tax laws. Under the bonus agreement as amended, MasTec is required to pay Mr. Shanfelter a bonus in the event the split dollar agreement described above is terminated upon a change of control of MasTec or upon the bankruptcy or dissolution of MasTec. The amount of the bonus is equal to the total premium payments made by MasTec under the terms of the split dollar agreement, plus interest of four percent, compounded annually. The bonus is to be paid within 60 days after termination of the split-dollar agreement.

Effective as of July 16, 2004, MasTec and Jose Mas entered into a split dollar agreement wherein MasTec agreed to pay premiums on a second to die life insurance policy with an aggregate face amount of $10,000,000. Under the terms of this agreement, MasTec is the owner and a beneficiary of the policy and is entitled, upon the second to die of the insureds, to recover the greater of (i) all premiums it pays on the policy plus interest equal to four percent, compounded annually or (ii) the aggregate cash value of the life insurance policy immediately prior to the death of the survivor of the insureds. The remainder of the policy’s proceeds will be paid in accordance with Mr. Mas’

beneficiary designations. MasTec is obligated to make annual premium payments under this policy of $150,000 each July 15 until July 15, 2009.

On April 3, 2006, MasTec and Jose Mas entered into a deferred bonus agreement pursuant to which MasTec is required to pay Mr. Mas a bonus in the event the split dollar agreement with Mr. Mas is terminated due to a change of control of MasTec. The amount of the bonus is equal to the total premium payments made by the company under the terms of the split dollar agreement, plus interest of four percent, compounded annually. The bonus is to be paid within 60 days after termination of the split dollar agreement.

The split dollar arrangement has been designed to produce little if any impact on the earnings of the company. To date, this arrangement has not resulted in any compensation cost because the annual increase in the policy’s cash value has been equal to or greater than our premium outlay. The split dollar agreements permit Mr. Shanfelter and Mr. Mas to purchase the policies on their lives from us in the event of their separation from service. The purchase price would be equal to the amount otherwise payable to us under the agreement. This would permit them to continue the policies beyond retirement. It also would enable us to be repaid our cash outlay under the plan, plus interest at the rate of four percent, compounded annually.

Benefits and Perks

In keeping with our philosophy that senior executive compensation should be variable with corporate performance, the Compensation Committee prefers to compensate our executive officers in cash and equity rather than benefits and perquisites. However, we do provide a limited number of standard benefits and perquisites to our executive officers in order for us to be successful in attracting and retaining executives in a competitive marketplace. The total amount of benefits and perquisites provided to the named executive officers during 2007 was only a small percentage of each executive officer’s total compensation. These amounts are included in the second to last column of the Summary Compensation Table at page 15 under “All Other Compensation” and related footnotes.

Employment Agreements

We generally negotiate employment agreements with our named executive officers. The purpose of these arrangements is to secure qualified executives for leadership positions in our organization as well as to protect our intellectual property by virtue of restrictive covenants contained in the agreements. As of April 15, 2008, we had employment agreements with all of our named executive officers for their current positions.

Termination of Employment and Change in Control Agreements

Our employment agreements provide for the payment of certain compensation and benefits in the event of the termination of an executive’s employment. The amount payable varies depending upon the reason for such termination. The compensation committee has reviewed the essential terms of these termination provisions, and believes they are reasonable and appropriate.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1,000,000 paid to any of our named executive officers unless certain specific and detailed criteria are met. One of these requirements is that the compensation be “performance based” under a plan approved by our shareholders.

It is expected that stock options granted under our SIP will qualify for the “performance based” exceptions from the Section 162(m) limitation. Although bonuses payable to our executives for 2007, and restricted stock awards, will not qualify as performance based compensation, we do not believe that this will result in any material amount of compensation being non-deductible by the company. No portion of the company’s deduction for compensation expense for 2007 was limited by reason of Section 162(m).

Accounting for Share-Based Compensation

Before granting stock-based compensation awards, the Compensation Committee considers the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

Stock Ownership Guidelines and Requirements

The company does not currently maintain any stock ownership guidelines or requirements for our named executive officers but our Compensation Committee does periodically monitor such ownership.

2007 Summary Compensation Table

The following table summarizes the compensation information for the years ended December 31, 2006 and 2007 for our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers, which includes our former CEO, as of the end of the last fiscal year. We refer to these persons as our named executive officers elsewhere in this proxy.

							Non-Equity
Name & Principal							Incentive Plan		All Other
Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(2)	Compensation(3)		Compensation(4)	Total

Jose R. Mas,

President & CEO(5)	2007	$419,942	$100,000	(6)	$113,433	$0	$0		$170,500	$803,875
	2006	$246,156	$0		$0	$60,427	$0		$174,797	$481,380

Robert Apple, COO	2007	$400,000	$100,000	(6)	$13,180	$468,817	$0		$11,374	$993,371
	2006	$365,000	$0		$129,735	$388,632	$0		$105	$883,472

C. Robert Campbell,

EVP & CFO	2007	$385,000	$100,000	(6)	$35,645	$318,644	$0		$101,104	$940,393
	2006	$363,731	$150,000		$44,466	$327,438			$15,213	$900,848

Alberto de Cardenas,

EVP, General Counsel & Secretary	2007	$302,233	$50,000	(6)	$17,382	$148,653	$0		$7,714	$525,982
	2006	$290,000	$50,000	(7)	$21,971	$341,666	$0		$7,428	$711,065

Austin Shanfelter,

Former CEO(5)	2007	$526,923	$0		$83,121	$0	$0		$18,570	$628,614
	2006	$600,000	$0		$0	$60,427	$300,000	(3)	$23,722	$984,149

(1)	Amounts shown in this column represent the compensation cost recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123(R) related to restricted stock granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Amounts shown in this column represent the compensation cost recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123(R) related to stock options granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Performance based bonus earned in 2006.

(4)	The amounts shown in this column include the costs to MasTec for 2007 of leasing automobiles for Messrs. Shanfelter $18,483, Mas $15,800, Apple $10,938 and Campbell $18,756, providing car allowance to Mr. de Cardenas $7,278 and making matching contributions to the MasTec’s 401(k) Plan for Messrs. Apple $436 and de Cardenas $436 for 2007. All Other Compensation for Mr. Campbell also includes $29,848 for a golf membership and $52,500 for duplicate housing as part of his relocation. All Other Compensation for Mr. Shanfelter also includes imputed income in the amount of $87 with respect to a life insurance policy owned by MasTec on the life of Mr. Shanfelter. All Other Compensation for Mr. Jose R. Mas also includes a $150,000 premium paid by MasTec in 2007 and imputed income of $1,853 with respect to a life insurance policy owned by MasTec on the life of Mr. Jose R. Mas and $2,847 for Mr. Mas’ personal use of a private plane leased by the company. The amounts shown in this column include the incremental costs to MasTec for 2006 of leasing automobiles for Messrs. Shanfelter $23,648, Mas $9,479 and Campbell $10,782, providing car allowances to Messrs. Campbell $4,431 and de Cardenas $7,278, and making matching contributions to the MasTec’s 401(k) Plan for Messrs. Apple $105 and de Cardenas $150 for 2006. All Other Compensation for

Mr. Shanfelter also includes imputed income in the amount of $74 with respect to a life insurance policy owned by MasTec on the life of Mr. Shanfelter. All Other Compensation of Mr. Jose R. Mas also includes a $150,000 premium paid by MasTec in 2006 and implied income of $4,284 with respect to a life insurance policy owned by MasTec on the life of Mr. Jose R. Mas and $11,034 for Mr. Mas’ personal use of a private plane leased by the company. Pursuant to Mr. Mas’ split dollar agreement, MasTec is entitled to recover out of the death benefit proceeds, the greater of all premiums it pays on the policies plus interest equal to four percent, compounded annually, or the cash surrender value of the life insurance policy upon the death of the insured. The balance of the death benefit would be paid to the beneficiaries designated by Mr. Mas. See “— Split Dollar Benefit and Deferred Bonus Agreements” for a description of the split dollar agreements that MasTec has entered into with Mr. Mas and Mr. Shanfelter.

(5)	Mr. Austin Shanfelter was our President and Chief Executive Officer until March 2007. Mr. Jose R. Mas became our President and Chief Executive Officer in April 2007.

(6)	Discretionary cash bonuses awarded for 2007.

(7)	Mr. de Cardenas received a $50,000 bonus payment in 2006 under the terms of his 2005 employment agreement.

We adopted SFAS 123R using the modified prospective method effective January 1, 2006, which requires us to record compensation expense over the vesting period for all awards granted after the date of adoption, and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Accordingly, amounts for periods prior to January 1, 2006 presented herein have not been restated to reflect the adoption of SFAS 123R. The pro forma effect of the 2005 prior period is as follows and has been disclosed to be consistent with prior accounting rules (in thousands, except per share data):

2005

Net loss, as reported	$(14,616)
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards	(6,913)

Pro forma net loss	$(21,529)

Basic net loss per share:
As reported	$(0.30)
Pro forma	$(0.43)
Diluted net loss per share:
As reported	$(0.29)
Pro forma	$(0.43)

Assumptions utilized in determining the fair value of the Company’s stock options are as follows:

	2007	2006	2005

Expected term-employees	4.25 - 7 years	4.26 - 7 years	4.17 - 6.17 years
Expected term-executives	5.88 - 7.88 years	5.74 - 7.74 years	.38 - 7.38 years
Volatility	40% - 65%	40% - 65%	60% - 65%
Risk-free interest rate	3.04% - 5.09%	4.58% - 4.85%	4.51% - 4.65%
Dividends	None	None	None
Forfeiture rate	7.52%	7.47%	6.97%

Grants of Plan-Based Awards in 2007

The following table provides additional information about stock option and restricted stock awards and non-equity incentive plan awards granted to the named executive officers for the year ended December 31, 2007.

					All Other
					Stock
					Awards:	Grant Date
					Number of	Fair Value
	Estimated Future Payouts Under				Shares of	of Stock &
	Non-Equity Incentive Plan Awards(1)			Grant	Stock or	Option
Name	Threshold	Target	Maximum	Date	Units(2)	Awards(3)

Jose R. Mas, President & CEO(4)	$375,000	$500,000	$625,000	4/30/07	100,000	$1,192,000
Robert Apple, COO	$300,000	$400,000	$500,000
C. Robert Campbell, EVP & CFO	$288,750	$385,000	$481,250
Alberto de Cardenas, EVP, General Counsel & Secretary	$118,125	$157,500	$196,875
Austin Shanfelter, Former CEO(4)	N/A	N/A	N/A	4/30/07	25,000	$286,750

(1)	These columns reflect the range of payouts for 2007 nonequity incentive plan awards. No amounts actually were earned in 2007.

(2)	Represents shares of restricted stock granted under the SIP. The restricted stock award granted to Mr. Mas vests at the end of a five year period that commenced on April 18, 2007 and the restricted stock award granted to Mr. Shanfelter at the end of a two year period that commenced on April 30, 2007.

(3)	The amounts shown in this column represent the estimated fair value of the restricted stock awards on the date of grant. In the calculation of these amounts are included in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	Mr. Austin Shanfelter was our President and Chief Executive Officer until March 2007. Mr. Jose R. Mas became our President and Chief Executive Officer in April 2007.

Outstanding Equity Awards as of December 31, 2007

The following table sets forth our outstanding equity awards on December 31, 2007 for our named executive officers.

	Option Awards							Stock Awards
										Market
		Number of		Number of						Value of
		Securities		Securities				Number of		Shares or
		Underlying		Underlying				Shares or Units		Units of
		Unexercised		Unexercised		Option	Option	of Stock That		Stock That
	Date of	Options		Options		Exercise	Expiration	Have Not		Have Not
Name	Grant	Exercisable		Unexercisable		Price	Date	Vested		Vested

Jose R. Mas, President & CEO(7)	8/22/2001	125,000	(2)			$10.56	8/22/2008
	8/14/2003	150,000	(3)			$7.74	8/14/2013
	8/5/2005	150,000	(3)			$9.67	8/5/2015
	4/18/2007							100,000	(9)	$1,017,000
Robert Apple, COO	4/4/2005	33,000	(3)	17,000	(3)	$7.60	4/4/2015
	11/1/2005	26,400	(3)	13,600	(3)	$10.01	11/1/2015
	8/3/2006	33,000	(3)	67,000	(3)	$12.93	8/3/2016
C. Robert Campbell, EVP & CFO	4/4/2006							1,063	(6)	$10,811
	10/12/2004	100,000	(4)			$5.37	10/12/2014
	11/1/2005	26,400	(3)	13,600	(3)	$10.01	11/1/2015
	8/3/2006	21,667	(5)	53,333	(5)	$12.93	8/3/2016
Alberto de Cardenas, EVP, General Counsel & Secretary	4/4/2006							525	(6)	$5,339
	11/16/2005	90,000	(4)			$10.13	11/16/2015
Austin Shanfelter, Former CEO(7)	4/30/2007							25,000	(8)	$254,250
	8/22/2001	300,000	(2)			$10.56	8/22/2008
	1/8/1999	12,750	(1)			$14.97	1/8/2009
	8/5/2005	150,000	(3)			$9.67	8/5/2015

(1)	This stock option vests at a rate of 20% per year over a five year period beginning on the first anniversary of the grant date and expires on the tenth anniversary of the grant date.

(2)	This stock option vests over a three year period beginning on the first anniversary of the grant date at a rate of 33% on the first anniversary, 33% on the second anniversary and 34% on the third anniversary, and expires on the seventh anniversary of the grant date.

(3)	This stock option vests over a three year period beginning on the first anniversary of the grant date at a rate of 33% on the first anniversary, 33% on the second anniversary and 34% on the third anniversary, and expires on the tenth anniversary of the grant date.

(4)	This stock option vests pro-rata over a 2-year period beginning on the first anniversary of the grant date.

(5)	50,000 of these stock options vest over a three-year period on each anniversary of the date of grant at the rate of 33%, 33% and 34%, respectively. 25,000 of these stock options vest at a rate of 20% per year over a five year period beginning on the first anniversary of the grant date.

(6)	These shares of restricted stock are part of awards that were made on April 4, 2006, and vest over a two year period that commenced on June 30, 2006 at a rate of 12.5% at the end of each fiscal quarter in that period. The remaining unvested shares that comprise these restricted stock awards will vest in March 2008.

(7)	Mr. Austin Shanfelter was our President and Chief Executive Officer until March 2007. Mr. Jose R. Mas became our President and Chief Executive Officer in April 2007.

(8)	These shares were awarded on April 30, 2007 and vest on April 23, 2009.

(9)	These shares were awarded on April 18, 2007 and vest on April 18, 2012.

Options Exercised and Stock Vested in Fiscal Year 2007

The following table sets forth the vesting of restricted stock awards during the year ended December 31, 2007 for our named executive officers and the stock options exercised during 2007.

			Stock Awards
	Option Awards		Number of
	Number of Shares		Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise(#)	Exercise ($)	Vesting(#)	Vesting(1)

Jose R. Mas, President & CEO	0	0	0	0
C. Robert Campbell, EVP & CFO			4,251	$54,276
Robert Apple, COO			3,100	$34,131
Alberto de Cardenas, EVP & General Counsel & Secretary			2,100	$26,812
Austin Shanfelter, Former CEO	300,000	$1,477,003

(1)	Calculated based on the closing price of a share of MasTec’s common stock on the New York Stock Exchange on the vesting date of the applicable restricted stock award.

Nonqualified Deferred Compensation

The following table sets forth the employer and employee contributions to, earnings under, and aggregate balances of nonqualified defined contribution and other deferred compensation plans the company maintains.

	Executive	Registrant			Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate		Withdrawals/	at December 31,
Name	2007(1)	2007(1)	Earnings in 2007		Distributions(1)	2007(3)

Jose R. Mas, President & CEO	0	0	$18,730	(3)	0	$636,970
Austin Shanfelter, Former CEO	0	0	$88,327	(2)	0	$2,296,488

(1)	No employer or employee contributions were made to, and no withdrawals were made from, any non-qualified deferred compensation plans on behalf of any named executive officers for 2007.

(2)	MasTec and Austin Shanfelter have entered into a deferred bonus agreement. This agreement was amended effective as of January 1, 2005. Pursuant to this Agreement, as amended, we are required to pay Mr. Shanfelter a bonus in the event the split dollar agreement described in “— Split Dollar Benefit and Deferred Bonus Agreements” is terminated upon the change of control of MasTec or in the event of MasTec’s bankruptcy or dissolution. The amount reflected in the Aggregate Earning in 2007 column represents the 4% interest on the premiums paid by us prior to 2007 with respect to this policy, and the amount in the Aggregate Balance at December 31, 2007 column represents the sum of all of the premiums paid by MasTec plus interest of 4%, compounded annually.

(3)	On April 3, 2006, MasTec and Jose R. Mas entered into a deferred bonus agreement in which we agreed to pay Mr. Mas a bonus in the event the split dollar agreement with Mr. Mas described in “— Split Dollar Benefit and Deferred Bonus Agreements” was terminated due to a change of control of MasTec. The amount reflected in the Aggregate Earnings in 2007 column represents the 4% interest on the premiums paid by MasTec prior to 2007 with respect to this policy, and the amount in the Aggregate Balance at December 31, 2007 column represents the sum of all of the premiums paid by MasTec pursuant to the arrangement, plus interest of 4%, compounded annually.

Potential Payments upon Change in Control and Termination of Employment

Each of the named executive officers has an employment agreement with us that provides for us to make continued payments and provide certain benefits to the executive upon termination of employment with our company. Each of the employment agreements also provides for each of the named executive officers to receive certain payments in the event of a change in control, as follows:

•	Jose R. Mas. Mr. Mas would become entitled to receive one and a half times his base salary and average performance bonuses during the term of his employment agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided for in the employment agreement.

•	Robert Apple. Mr. Apple would become entitled to one and a half times his base salary and average performance bonuses for the greater of twelve months or the remaining term of the agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided in his employment agreement.

•	C. Robert Campbell. Mr. Campbell would become entitled to immediate vesting of any unvested options.

•	Alberto de Cardenas. Mr. de Cardenas would become entitled to two times his base salary, the immediate vesting of any unvested options and restricted stock and the continuation of benefits as set forth in his employment agreement for a period of 12 months.

•	Austin Shanfelter. Mr. Shanfelter would not be entitled to any payments.

For these purposes, “Change in Control” generally means:

•	Acquisition By Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding MasTec, any “parent” or “subsidiary” of MasTec or any employee benefit plan of MasTec) of a sufficient number of shares of the common stock, or securities convertible into the common stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving MasTec or any “parent” or “subsidiary” of MasTec, to constitute the Person the actual or beneficial owner of 51% or more of the Common Stock;

•	Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of MasTec or of any “subsidiary” of MasTec to a Person described in subsection (a) above; or

•	Substantial Change of Board Members. During any of MasTec’s fiscal years, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

For purposes of this definition, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the 1934 Act.

Each of the named executive officers’ employment agreements also provides that the named executive officers would be entitled to receive certain payments in the event that their respective employments were terminated as follows:

•	Jose R. Mas. Following termination of Mr. Mas’ employment by MasTec without cause or by Mr. Mas for good reason, Mr. Mas would receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the Agreement and benefits from the date of termination for twelve months. In the event Mr. Mas’ employment is terminated by MasTec as a result of death or disability, then Mr. Mas or his estate will receive an amount equal to his base salary and the pro-rata portion of his annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•	Robert Apple. Following termination of Mr. Apple’s employment by us without cause or by Mr. Apple for good reason, Mr. Apple would receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the agreement and benefits from the date of termination for twelve months. If the employment agreement is terminated by us not renewing or extending the employment agreement then Mr. Apple will be entitled to receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the Agreement and benefits for a period of twelve months from the last day of the initial term of the employment agreement. In the event Mr. Apple’s employment is terminated by MasTec as a result of death or disability, then Mr. Apple or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•	C. Robert Campbell. Following termination of Mr. Campbell’s employment by us without cause or by Mr. Campbell for good reason, Mr. Campbell will receive his base salary and benefits from the date of termination until August 15, 2009. If the agreement is terminated by MasTec not renewing or extending the employment agreement then Mr. Campbell will be entitled to the severance benefits described above for a period of six months from the last day of the initial term of the agreement. In the event Mr. Campbell’s employment is terminated by MasTec as a result of death or disability, then Mr. Campbell or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•	Alberto de Cardenas. Following termination of Mr. de Cardenas by us without cause or by Mr. de Cardenas for good reason, Mr. de Cardenas will receive his base salary and benefits for a period of twelve months from the date of termination and his restricted stock grants awarded on February 27, 2008 shall immediately vest. In the event Mr. de Cardenas’ employment is terminated by us as a result of death or disability, then Mr. de Cardenas or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•	Austin Shanfelter. Following Mr. Shanfelter’s term as Chief Executive Officer pursuant to the terms of his employment agreement, he has agreed to continue to be employed by MasTec for a two-year period at $500,000 per year. Following termination of employment by us without cause or by Mr. Shanfelter for good reason, Mr. Shanfelter is entitled to receive immediate vesting of all outstanding options and restricted stock and all amounts due to him under MasTec’s retirement plan, deferred compensation plan, split dollar insurance policy or any other benefit plan in which he participated. In the event Mr. Shanfelter’s employment is terminated by us as a result of death or disability, then Mr. Shanfelter or his estate will receive immediate vesting of all outstanding options and restricted stock, all amounts due to him under MasTec’s retirement plan, deferred compensation plan, split dollar insurance policy or any other benefit plan in which he participated and any annual performance bonus to which he would have been entitled for the year in which the death or disability occurred. On April 14, 2008, Mr. Shanfelter’s agreement was amended to require that the remaining consulting fees payable under his employment agreement be paid immediately in consideration for a six month extension of the non-solicitation of employees provision in his agreement.

In the event any of Messrs. Mas, Shanfelter, Apple and de Cardenas were terminated following a change in control (as defined above), they would not be entitled to receive any additional severance payments as a result of their employment being terminated.

The following tables illustrate the payments and benefits that each named executive officer would have received under his employment agreement if his employment with MasTec had terminated on December 31, 2007 for any of the reasons described in the table. The amounts presented in the tables are estimates and do not necessarily reflect the actual value of the payments and of the benefits that would be received by the named executive officers, which would only be known at the time that employment actually terminates.

Estimates of the amount that would be payable in the event that a change in control had occurred on December 31, 2007 are quantified in the following tables:

Executive:      Jose R. Mas

			Termination
			by Company
			without
			Cause or
Executive Benefits upon Change in			Resignation
Control and Termination of			with Good	Change of
Employment	Disability	Death	Reason	Control

Cash Severance
Base Salary			$500,000	$750,000
Performance Bonus			$100,000	$100,000
Total Cash Severance			$600,000	$850,000
Long Term Incentives
Value of Accelerated Stock Grants(1)	$1,017,000	$1,017,000	$1,017,000	$1,017,000
Benefits & Perquisites
Health & Welfare Benefits			$3,730	$3,730
Company Car			$18,960	$18,960
Total Benefits & Perquisites			$22,690	$22,690
Section 280G Tax Gross-Up (2)			$0	$0

OVERALL TOTAL	$1,017,000	$1,017,000	$1,639,690	$1,889,690

(1)	Represents the amount of the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2007 ($10.17) multiplied by the number of restricted shares that would have been subject to accelerated vesting.

(2)	Mr. Mas is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Internal Revenue Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Mas generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Mas’ W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Mas would result in an “excess parachute payment” and thus result in an excise tax.

Executive:     Robert Apple

			Termination
			by
			Company		Non-
			without		Renewal or
			Cause or		Non-
Executive Benefits upon Change in			Resignation		Extension by
Control and Termination of			with Good	Change of	the
Employment	Disability	Death	Reason	Control	Company

Base Salary			$400,000	$1,200,000	$400,000
Performance Bonus			$100,000	$150,000	$100,000
Total Cash Severance			$500,000	$1,350,000	$500,000
Long Term Incentives
Gain of Accelerated Stock Options(1)	$45,866	$45,866		$45,866
Benefits & Perquisites
Health & Welfare Benefits			$4,166	$8,332	$4,166
Company Car			$16,407	$32,814	$16,407
Total Benefits & Perquisites			$20,573	$41,146	$20,573

OVERALL TOTAL	$45,866	$45,866	$520,573	$1,437,012	$520,573

(1)	Represents the amount by which the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2007 ($10.17) exceeds the exercise price for the option, multiplied by the number of options that would have been subject to accelerated vesting.

Executive:     C. Robert Campbell

			Termination
			by
			Company		Non-
			without		Renewal or
			Cause or		Non-
Executive Benefits upon Change in			Resignation		Extension by
Control and Termination of			with Good	Change of	the
Employment	Disability	Death	Reason	Control	Company

Base Salary			$657,708		$192,500
Total Cash Severance			$657,708		$192,500
Long Term Incentives
Gain of Accelerated Stock Options(1)	$2,176	$2,176		$2,176
Value of Accelerated Stock Grants(2)	$10,811	$10,811		$10,811
Total Value of Long Term Incentives	$12,987	$12,987		$12,987
Benefits & Perquisites
Health & Welfare Benefits			$4,848		$1,419
Company Car			$32,042		$9,378
Total Benefits & Perquisites			$36,890		$10,797

OVERALL TOTAL	$12,987	$12,987	$694,598	$12,987	$203,297

(1)	Represents the amount by which the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2007 ($10.17) exceeds the exercise price for the option, multiplied by the number of options that would have been subject to accelerated vesting.

(2)	Represents the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2007 ($10.17), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Executive:      Alberto de Cardenas

			Termination
			without
			Cause or
Executive Benefits upon Change in			Resignation
Control and Termination of			with Good	Change of
Employment	Disability	Death	Reason	Control

Base Salary			$315,000	$630,000
Total Cash Severance			$315,000	$630,000
Long Term Incentives
Value of Accelerated Stock Grants(1)	$5,339	$5,339		$5,339
Total Value of Long Term Incentives
Benefits & Perquisites
Health & Welfare Benefits			$4,166	$4,166
Company Car			$7,278	$7,278
Total Benefits & Perquisites			$11,444	$11,444

OVERALL TOTAL	$5,339	$5,339	$326,444	$646,783

(1)	Represents the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2007 ($10.17), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Executive:     Austin Shanfelter

			Termination
			by Company
			without
			Cause or
Executive Benefits upon Change in			Resignation
Control and Termination of			with Good	Change of
Employment	Disability	Death	Reason	Control

Cash Severance
Base Salary
Total Cash Severance	$625,000	$625,000	$625,000	$625,000
Long Term Incentives
Value of Accelerated Stock Grants(1)	$254,250	$254,250	$254,250	$254,250
Benefits & Perquisites
Health & Welfare Benefits			$4,663	$4,663
Company Car			$23,104	$23,104
Total Benefits & Perquisites			$27,767	$27,767
Section 280G Tax Gross-Up (2)			$0	$0

OVERALL TOTAL	$879,250	$879,250	$907,017	$907,017

(1)	Represents the amount of the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2007 ($10.17) multiplied by the number of restricted shares that would have been subject to accelerated vesting.

(2)	Mr. Shanfelter is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Internal Revenue Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Shanfelter generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Shanfelter’s W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Shanfelter would result in an “excess parachute payment” and thus result in an excise tax.

Employment and Other Agreements

In November 2005, MasTec extended its January 2002 employment agreement with Mr. Shanfelter to serve as our President and Chief Executive Officer through March 31, 2007. On December 19, 2005, MasTec and Mr. Shanfelter amended that extension. The agreement, as amended, provided that Mr. Shanfelter be paid an annual salary of $600,000, an initial bonus of $100,000 prior to March 31, 2003 and deferred bonus of $2.0 million. The agreement also provided for a bonus to be paid based upon MasTec’s performance and stock options to be granted pursuant to MasTec’s stock option plans. Upon expiration of Mr. Shanfelter’s term to serve as our President and Chief Executive Officer, the agreement provided that Mr. Shanfelter would be employed by us as a consultant for a two-year period at $500,000 per year. Following termination of employment by MasTec without cause or by Mr. Shanfelter for good reason, Mr. Shanfelter is entitled to receive continuation of his consulting fees, immediate vesting of all outstanding options and restricted stock and all amounts due to him under MasTec’s retirement plan, deferred compensation plan, split dollar insurance policy or any other benefit plan in which he participated. Additionally, if there is a change of control of MasTec, Mr. Shanfelter would be entitled to the consulting fees. The agreement also contained a gross-up for any excise taxes, as well as confidentiality, non-competition and non-solicitation provisions. On April 14, 2008, Mr. Shanfelter’s agreement was amended to require that the remaining consulting fees payable under his employment agreement be paid immediately in consideration for a six month extension of the non-solicitation of employees provision in his agreement.

On April 18, 2007, MasTec entered into a new employment agreement with Jose R. Mas, MasTec’s President and Chief Executive Officer, effective as of April 18, 2007. The term of the Agreement will continue until the Agreement is terminated in accordance with the terms and provisions thereof, and provides that Mr. Mas will be paid an annual salary of $500,000. The Agreement also provides that Mr. Mas shall be eligible for annual performance bonuses of up to his base salary based on the achievement of goals established by the Compensation Committee of the Board of Directors. Pursuant to the terms of the Agreement, Mr. Mas received 100,000 shares of MasTec’s common stock which vest, based on continued service and his compliance with certain negative covenants as set forth in the Agreement, on the fifth anniversary of the Agreement. This restricted stock vests immediately upon termination of the agreement so long as Mr. Mas is not terminated for cause (as such term is defined in the agreement). Following termination of employment by MasTec without cause or by Mr. Mas for good reason, Mr. Mas will receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the agreement and benefits from the date of termination for twelve months. If there is a change of control of MasTec during the employment term, Mr. Mas will be entitled to one and a half times his base salary and average performance bonuses during the term of the Agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

On January 1, 2007, MasTec entered into an employment agreement with Robert Apple relating to his employment as Chief Operating Officer. The agreement expires on December 31, 2009, unless earlier terminated, and provides that Mr. Apple will be paid an annual salary of $400,000. The agreement also provides for annual performance bonuses of up to his base salary based on the achievement of goals established by MasTec’s board of directors. The agreement also entitles Mr. Apple to participate in our bonus plan for senior management and for stock options to be granted pursuant to MasTec’s stock option plans. Following termination of employment by MasTec without cause or by Mr. Apple for good reason, Mr. Apple will receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the agreement and benefits from the date of termination for twelve months. If the employment agreement is terminated by MasTec not renewing or extending the employment agreement then Mr. Apple shall be entitled to severance benefits described above for a period of twelve months from the last day of the initial term of the employment agreement. If there is a change of control of MasTec during the employment term, Mr. Apple will be entitled to one and a half times his base salary and average performance bonuses for the greater of twelve months or the remaining term of the agreement, a gross-up payment if an excise tax is triggered, to immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

On August 3, 2006, MasTec entered into an employment agreement with C. Robert Campbell relating to his employment as Executive Vice President and Chief Financial Officer. The agreement expires on August 15, 2009, unless earlier terminated, and provides that Mr. Campbell will be paid an annual salary of $385,000. The agreement also provides for annual performance bonuses of up to his base salary. The agreement also entitles Mr. Campbell to participate in our bonus plan for senior management and for stock options to be granted pursuant to MasTec’s stock option plans. Following termination of employment by MasTec without cause or by Mr. Campbell for good reason, Mr. Campbell will receive his base salary and benefits set forth in the agreement from the date of termination until August 15, 2009. If the agreement is terminated by MasTec not renewing or extending the employment agreement then Mr. Campbell shall be entitled to severance benefits described above for a period of six months from the last day of the initial term of the agreement. If there is a change of control of MasTec during the employment term, Mr. Campbell will be entitled to immediate vesting of any unvested options. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective January 1, 2008, MasTec entered into an employment agreement with Alberto de Cardenas relating to his employment as Executive Vice President, General Counsel and Secretary. The agreement expires on December 31, 2011, unless earlier terminated, and provides that Mr. de Cardenas will be paid an annual salary of $315,000. The agreement also provides for annual performance bonuses of up to 50% of his base salary. The agreement also entitles Mr. de Cardenas to receive 5,000 shares of the Company’s common stock which shall vest 100% on the third anniversary of the Effective Date. Mr. de Cardenas may also participate in our bonus plan for senior management and for stock options to be granted pursuant to MasTec’s stock option plans. Following termination of employment by MasTec without cause or by Mr. de Cardenas for good reason, Mr. de Cardenas will receive his base salary and benefits for a period of twelve months from the date of termination. If there is a change of control of MasTec during the employment term, Mr. de Cardenas will be entitled to two times his base salary to the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Compensation of Directors

2007 Director Compensation

In April 2007, the Compensation Committee of the Board approved a new compensation structure for our independent directors. Effective January 1, 2007, each of the independent directors is paid an annual retainer of $90,000. In addition, the Audit Committee Chairperson is paid $10,000 per year and each other audit committee member is paid $5,000 per year for service. The Compensation Committee Chairperson and the Nominating and Governance Committee Chairperson are paid $2,500 per year. In addition, directors are reimbursed for their reasonable expenses incurred in order to attend Board and committee meetings. All compensation is paid on a quarterly basis and, at the director’s election, may be paid in cash, immediately vested restricted stock or any combination thereof. In 2007, the three Class III directors that were reelected at our 2007 Annual Meeting also received a one-time grant of $90,000 of restricted stock having a value of $90,000 on the date of our Annual Meeting based on the closing sales price of our common stock on the New York Stock Exchange on that date. These awards are consistent with the prior Board compensation structure which awarded restricted stock upon election or re-election. These awards are not part of the new compensation structure and stock will no longer be awarded upon re-election to the Board.

Option and restricted stock awards granted to our independent directors are governed by our Amended and Restated 2003 Stock Incentive Plan for Non-Employees, which we refer to as the Non-Employee Incentive Plan. All formula options are granted at an exercise price equal to, and formula restricted stock grants are based on, the fair market value of MasTec’s common stock based on the closing price of our common stock on the New York Stock Exchange on the date of grant. In addition to the formula grants, the Compensation Committee, which administers the Non-

Employee Incentive Plan, may also make discretionary grants of stock options and restricted stock awards to non-employee directors.

Effective January 1, 2006, we adopted a Deferred Fee Plan. Under the terms of the Deferred Fee Plan, directors may elect to defer the receipt of cash and stock fees for their services as directors. Each director may elect the type and percentage of fees to be deferred. Deferred cash fees may be directed to a deferred cash account or a deferred stock account (or both). Deferred stock fees may only be directed to a deferred stock account. Elections to defer fees remain in force, unless amended or revoked within the required time periods. The deferred cash account will be credited with interest on the cash balance at the end of each calendar quarter. The interest rate is equal to the rate of interest payable by us on our revolving credit facility, as determined as of the first day of each calendar quarter. The deferred stock account will be credited with stock dividends (or with cash dividends that are converted to deferred stock credits pursuant to the plan). Distribution of a director’s cash and stock accounts will begin on January 15 of the year following the directors’ termination of all services with us or, in the case of a change of control (as defined in the Deferred Fee Plan), in a lump sum as soon as practicable following such change of control. Distributions from the deferred cash account will be made in cash and distributions from the deferred stock account will be made in shares of MasTec’s common stock. Distributions will either be made in a lump-sum payment or in up to five consecutive installments as elected by the director.

The following table sets forth a summary of the compensation we paid to our non-employee directors for services rendered in 2007.

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash(1)	Awards(2)	Awards(3)	Compensation(5)	Total ($)

Jorge Mas				$1,282,679	$1,282,679
Ernst N. Csiszar	$47,500	$100,952	$101,725		$250,177
Carlos M. de Cespedes	$90,000	$45,527	$84,096		$219,623
Robert J. Dwyer(4)	$11,250	$200,076	$45,070		$256,396
Frank E. Jaumot	$95,000	$121,500	$41,126		$257,626
Julia L. Johnson(4)	$0	$119,127	$51,900		$171,027
Jose S. Sorzano	$92,500	$118,751	$49,225		$260,476
John Van Heuvelen	$50,000	$87,570	$82,269		$219,839

(1)	This column reports the amount of compensation earned for Board and committee service elected to be received in cash.

(2)	This column represents the amount of compensation earned for Board and committee service elected to be received in stock. The amounts also represents the compensation cost recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123(R) related to restricted stock granted in 2007 and prior years. Assumptions used in the calculation of these amounts are included in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 and in Equity Compensation section. The grant date fair value determined in accordance with SFAS 123(R) for stock awards made to nonemployee directors for re-election to the board was $90,000 for each of Robert J. Dwyer, Frank E. Jaumot, and Jose S. Sorzano.

(3)	Amounts shown in this column represent the compensation cost recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123(R) related to stock options granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	Pursuant to the Deferred Compensation Plan for Non-Employee Directors, in 2007 Ms. Johnson deferred an aggregate of 7,515 in immediately vested shares of our common stock and Mr. Dwyer deferred an aggregate of 5,545 in immediately vested shares of our common stock.

(5)	Includes premiums paid by MasTec for a second to die life insurance policy on the lives of Mr. and Mrs. Jorge Mas that is owned by MasTec and is subject to a split dollar arrangement of $1,134,092 and imputed income with respect to this split dollar arrangement of $46,615 and $98,595 for Mr. Mas’ personal use of a private plane leased by MasTec, and $3,377 for standard benefits. See “Certain Relationships and Related Transactions” for a description of the split dollar agreements that MasTec has entered into with Mr. Mas.

As of December 31, 2007, the aggregate number of unvested stock awards and the aggregate number of stock option awards (both exercisable and unexercisable) for non-employee directors were as follows:

	Aggregate Number of	Aggregate Number of
Name	Stock Awards	Option Awards

Jorge Mas		1,075,000
Ernst N. Csiszar	7,521	40,000
Carlos M. de Cespedes	2,680	47,500
Robert J. Dwyer	6,613	43,474
Frank E. Jaumot	6,613	35,000
Julia L. Johnson	2,092	117,500
Jose S. Sorzano	6,613	137,500
John Van Heuvelen	2,680	130,000

SECURITY OWNERSHIP

Principal Shareholders

The following table provides information concerning the beneficial ownership of our common stock, as of April 7, 2008, by:

•	each shareholder who is known to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our current directors and nominees for director;

•	each of our named executive officers; and

•	all of our directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are exercisable as of April 7, 2008 or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of that person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each individual is c/o MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The following information is based upon information provided to us or filed with the Commission by the shareholders.

	Common Stock Beneficially Owned
		Percentage of
	Number of	Common Stock
Name	Shares	Outstanding

Jorge Mas	19,779,096	29.44%
Chairman of the Board
Jose R. Mas	2,631,960	3.92%
President, Chief Executive Officer and Director
Ernst N. Csiszar	39,100	0.06%
Director
Carlos M. de Cespedes	54,601	0.08%
Director
Robert J. Dwyer	66,451	0.10%
Director
Frank E. Jaumot	50,895	0.08%
Director
Julia L. Johnson	144,370	0.21%
Director
Austin Shanfelter	789,428	1.18%
Director
Jose S. Sorzano	145,902	0.22%
Director
John Van Heuvelen	140,887	0.21%
Director
Robert Apple	138,524	0.21%
Chief Operating Officer

	Common Stock Beneficially Owned
		Percentage of
	Number of	Common Stock
Name	Shares	Outstanding

C. Robert Campbell	189,817	0.28%
Executive Vice President and Chief Financial Officer
Alberto de Cardenas	99,200	0.15%
Executive Vice President, General Counsel and Secretary

FMR LLC(5)	6,133,767	9.13%
Wells Fargo & Company(6)	3,912,995	5.82%
Tontine Capital(7)	3,875,906	5.77%
All current executive officers and directors as a group (13 persons)

*	Less than 1%

(1)	Includes shares owned directly by the Jorge L. Mas Canosa Holdings I Limited Partnership, a Texas limited partnership (the “Family Partnership”), and indirectly by Jorge Mas, as the president and sole director of Jorge L. Mas Canosa Holdings Corporation, a Texas corporation, the sole general partner of the Family Partnership; and shares owned of record by Jorge Mas Holdings I Limited Partnership, a Texas limited partnership (“Jorge Mas Holdings”). The sole general partner of Jorge Mas Holdings is Jorge Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jorge Mas. Also includes shares owned of record by the Mas Family Foundation, Inc., a Florida not-for-profit corporation (the “Family Foundation”) of which Mr. Jorge Mas is the president; and shares covered by options exercisable within 60 days of April 1, 2008. Mr. Jorge Mas disclaims beneficial ownership of the shares held by the Family Partnership except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of all of the shares owned by the Family Foundation. In 2003, Mr. Mas entered into a 10b5-1 plan with a third-party trustee providing for the sale of shares of our common stock. On an annual basis, Mr. Mas may authorize the trustee, in its sole discretion but subject to certain price restrictions and monthly volume limitations, to sell up to a maximum number of shares.

(2)	Includes shares owned of record by Jose Ramon Mas Holdings I Limited Partnership, a Texas limited partnership (“Jose Mas Holdings”). The sole general partner of Jose Mas Holdings is Jose Ramon Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jose Mas. Also includes shares owned of record by Jorge Mas Canosa Freedom Foundation, Inc., a Florida non-for-profit corporation (“Freedom Foundation”) of which Mr. Jose R. Mas is secretary shares covered by options exercisable within 60 days of April 1, 2008; and shares owned of record individually. Mr. Jose R. Mas disclaims beneficial ownership of the shares held by the Freedom Foundation.

(3)	Includes shares of unvested restricted stock but as to which the owner presently has the right to vote and the right to receive dividends, as follows: Ernst N. Csiszar, 7,521 shares; Carlos M. de Cespedes, 2,680 shares; Robert J. Dwyer, 6,613 shares; Frank E. Jaumot, 6,613 shares; Julia L. Johnson, 0 shares; Austin Shanfelter, 25,000 shares; Jose S. Sorzano, 6,613 shares; John Van Heuvelen, 2,680 shares; C. Robert Campbell, 15,000 shares; and Alberto de Cardenas, 5,000 shares.

(4)	Includes shares of common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of April 1, 2008 as follows: Ernst N. Csiszar, 26,400 shares; Carlos M. de Cespedes, 40,700 shares; Robert J. Dwyer, 32,450 shares; Frank E. Jaumot, 32,450; Julia L. Johnson, 114,950 shares; Austin J. Shanfelter, 462,750 shares; Jose S. Sorzano, 114,950 shares; John Van Heuvelen, 123,200 shares; Robert Apple, 109,400 shares; C. Robert Campbell, 148,067 shares; and Alberto de Cardenas, 90,000 shares.

(5)	Based on a Schedule 13G filed with the SEC, dated February 14, 2008, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G, FMR possesses sole voting power with respect to 0 shares and sole dispositive power with respect to 6,133,767 shares. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)	Based on a Schedule 13G filed with the SEC, dated February 1, 2008, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G, Wells Fargo & Company possesses sole voting power with respect to 3,534,495 shares and possesses sole dispositive power with respect to 3,912,995 shares. Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, California 94163.

(7)	Based on a Schedule 13G filed with the SEC, dated February 12, 2008, reporting beneficial ownership of more than 5% of MasTec’s common stock by a group of Tontine Capital affiliates, including Tontine Capital Management, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Associates GP, L.L.C., Tontine Capital Associates, L.P. and Tontine Overseas Associates, L.L.C. Tontine Capital’s address is 55 Railroad Avenue, Greenwich, Connecticut 06830.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the SEC thereunder require that MasTec’s directors, executive officers and persons who own more than 10% of MasTec’s common stock, as well as certain affiliates of such persons, file initial reports of their ownership of MasTec’s common stock and subsequent reports of changes in such ownership with the SEC. Directors, executive officers and persons owning more than 10% of MasTec’s common stock are required by SEC regulations to file with the SEC and the New York Stock Exchange reports of their respective ownership of common stock and to furnish MasTec with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received, MasTec believes that during the year ended December 31, 2007, directors, executive officers and owners of more than 10% of the common stock timely complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Audit Committee Charter requires the Audit Committee to review and approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest. In March 2007, the Audit Committee formally adopted standards to apply when it reviews, approves or ratifies any such related party transaction. These standards provide that (i) all related party transactions must be fair and reasonable to the Company at the time they are authorized by the Audit Committee and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

All of the transactions described in “Related Person Transactions” below were covered transactions under our policy and the policies and procedures required by the policy were followed in connection with the review and approval on ratification of all such transactions.

Related Person Transactions

MasTec purchases, rents and leases equipment used in its business from a number of different vendors, on a non-exclusive basis, including Neff Corp. (“Neff”), in which Jorge Mas, Chairman of our Board of Directors, and Jose Mas, our President and Chief Executive Officer, were directors and owners of a controlling interest through June 4, 2005. Juan Carlos Mas, the brother of Jorge and Jose Mas, was the Chairman, Chief Executive Officer, a director and a shareholder of Neff until May 31, 2007 when he sold his Neff shares and resigned as its chief executive officer. Juan Carlos Mas remains as chairman of the Neff Board of Directors. During the year ended December 31, 2007, we paid Neff approximately $2.4 million for equipment purchases, rentals and leases. MasTec believes the amount paid to Neff is equivalent to the payments that would have been made between unrelated parties for similar transactions acting at arm’s length.

During 2007, we paid Irma Mas, the mother of Jorge Mas, our Chairman and Jose R. Mas, our President and Chief Executive Officer, $76,000 for the lease of certain property located in Florida.

During the year ended December 31, 2007 we had an arrangement with a customer whereby we leased employees to that customer and charged approximately $0.4 million to the customer. As of December 31, 2007, a $0.4 million receivable is included within other current assets. Jorge Mas, Chairman of our Board of Directors, and Jose R. Mas, our President and Chief Executive Officer, are minority owners of this customer.

We charter aircrafts from a third party who leases two of its aircraft from entities in which Jorge Mas, Chairman of our Board of Directors, and Jose Mas, our President and Chief Executive Officer, have an ownership interest. We paid this unrelated chartering company approximately $0.8 million during the year ended December 31, 2007.

AUDIT COMMITTEE AND AUDIT RELATED INFORMATION

Audit Committee Report

The agenda of the Audit Committee is established by the Chairman of the Audit Committee. During 2007, at each of its meetings, the Audit Committee met with senior members of the financial management team. Members of the Audit Committee had private executive sessions, as appropriate, at its meetings, with MasTec’s independent registered public accounting firm for the purpose of discussing financial management, accounting and internal control issues.

The Audit Committee also discussed with the independent auditors the matters required to be reviewed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), and reviewed the written disclosures and related correspondence from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee reviewed and discussed with the independent auditors their independence from MasTec. In connection with discussions regarding independence, the Audit Committee also considered with the independent auditors whether the provision of non-audit services by independent auditors to MasTec is compatible with the auditors’ independence.

The Audit Committee has reviewed the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, with our management, including a discussion of the accounting principles, the reasonableness of judgments and estimates, the clarity of disclosure in the financial statements and the conformity of the consolidated financial statements of MasTec with generally accepted accounting principles. In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of MasTec’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles. In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors and the Board of Directors has approved, the audited financial statements included in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2007.

John Van Heuvelen, Chairman
Ernst N. Csiszar
Frank E. Jaumot

Independent Public Accountants

Our Audit Committee engaged BDO Seidman, LLP to serve as our independent registered public accountants for the 2007 fiscal year. A representative from BDO Seidman, LLP is expected to attend the 2008 Annual Meeting of Shareholders and will have the opportunity to make a statement and answer questions.

Audit Fees

Fees for services rendered by our independent auditors, BDO Seidman, LLP, for professional services rendered for the 2006 and 2007 audit of our annual financial statements, review of financial statements included in quarterly reports on Form 10-Q in 2006 and 2007, out of pocket expenses, procedures performed for a registration statement filing and other audit procedures related to SEC comment letters totaled approximately $2.1 million and $1.8 million for 2006 and 2007, respectively.

Audit Related Fees

Fees for audit related services, which are services that are reasonably related to the performance of the audit or review of quarterly financial statements, performed by BDO Seidman, LLP were $49,000 and $59,000 in 2006 and 2007, respectively.

Fees billed for tax services, including compliance, tax advice and tax planning, performed by BDO Seidman, LLP in 2006 and 2007 were $4,700 and $0 respectively.

All Other Fees

There were no fees billed for other services in 2006 and 2007 by BDO Seidman, LLP.

Pre-approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services (which may include providing comfort letters in connection with securities underwritings) and non-audit services provided by our independent auditors, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for MasTec if (i) the aggregate amount of all such non-audit services provided to MasTec constitutes not more than 5% of the total amount of revenues paid by MasTec to its independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor’s independence.

During 2005, 2006 and 2007, audit related services, tax services, and all other services to be provided by BDO Seidman, LLP were pre-approved by the Audit Committee.

Proposal 2: Re-Approval of the Section 162(m) of the Internal Revenue Code Material Terms of the 2003 Employee Stock Incentive Plan

We request that shareholders re-approve the Section 162(m) of the Internal Revenue Code material terms of the MasTec, Inc. 2003 Employee Stock Incentive Plan to preserve our ability to deduct compensation associated with future performance-based incentive awards to be made under the plan.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our principal executive officer and our other three most highly-compensated executive officers other than our principal financial officer. There is, however, an exception to this limitation for certain performance-based compensation. Awards made pursuant to the plan may constitute performance-based compensation that is not subject to the deductibility limitation of Section 162(m). To continue to qualify for this exception, the shareholders must reapprove the material terms of the performance measures of the plan every five years. Shareholders last approved the plan’s performance measures in 2003. We are now submitting the plan’s performance goals for re-approval at the 2008 Annual Meeting. If this proposal is not approved by shareholders, we will continue to grant awards under the plan, but certain awards to executive officers will not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and will therefore not be fully tax deductible. The material terms of the plan being submitted for re-approval for purposes of Section 162(m) are outlined below. The description of the plan is qualified in its entirety by the actual provisions of the plan, which are attached to this Proxy Statement as Appendix A.

Eligibility and Participation.  In consideration of their services, common law employees who serve as officers or employees of MasTec or a member of our controlled group of companies and who are actively employed at the time an award is made are eligible to receive awards under the plan. Incentive stock options may only be granted to employees of MasTec or its parent and subsidiary companies as defined in Section 424 of the Internal Revenue Code. Reload options may only be granted to employees who are actively employed in good standing at the time of grant of the reload option. As of April 1, 2008, there were approximately 5,769 officers and other employees eligible to participate in the plan. Because the plan provides for broad discretion in selecting participants and in making awards, the total number of persons who will participate in the plan and the benefits that will be provided to the participants cannot be determined at this time.

Performance Measures.  Our compensation committee administers the plan. At its discretion, the compensation committee may make awards under the plan that are intended to comply with the performance based compensation provisions of Section 162(m) of the Internal Revenue Code, and performance measures used for awards intended to comply with Section 162(m) must be based upon any of the following: (i) earnings before interest expense, taxes, depreciation and amortization; (ii) earnings before interest expense and taxes; (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) growth; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) economic value added; (xxiii) industry indices; (xxiv) peer group performance; (xxv) asset quality; (xxvi) gross margin; (xxvii) operating profit; and (xxviii) gross or net profit. Performance measures may relate to the Company and/or one or more of its related companies, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the compensation committee determines. In addition, to the extent consistent with the requirements of Section 162 of the Internal Revenue Code, the performance measures may be calculated without regard to extraordinary or nonrecurring items.

Restrictions and Adjustments.  Grants under the plan may be made in the form of incentive stock options, nonqualified stock options, reload options, restricted stock, performance shares and stock appreciation rights. In the event MasTec is involved in a corporate transaction or any other event which affects MasTec’s common stock (such as any recapitalization, reclassification, stock split, stock dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares), the compensation committee will adjust the number and kind of shares available for issuance under the plan, the number and kind of shares subject to outstanding awards, the exercise price of outstanding stock options, and any other equitable adjustment. If MasTec is part of any reorganization involving the merger, consolidation, acquisition of our stock or acquisition of our assets, the compensation committee, in its discretion, may decide that (i) outstanding awards apply to the securities of the resulting corporation; (ii) outstanding options or stock appreciation right become immediately fully exercisable; (iii) outstanding options or stock appreciation right become immediately fully exercisable and terminate after 30 days’ notice; and/or (iv) restricted stock and performance shares become immediately fully vested, nonforfeitable, and/or payable.

Maximum Grants under the Plan.  Subject to adjustment pursuant to the anti-dilution provisions of the plan, the maximum number of shares for which options may be granted to any individual in any calendar year is 750,000, the maximum number of shares for which restricted stock may be granted to any individual in any calendar year is 750,000, the maximum number of shares for which performance shares may be granted to any individual in any calendar year is 750,000 and the maximum number of shares that may be awarded under stock appreciation rights to any individual in any calendar year is 750,000 shares.

Previous Equity Grants under the Plan.  The following table provides information about all previous equity grants under the plan since it was adopted in 2003. Future equity grants to the individuals and groups identified below are not determinable at this time. The information is provided as of December 31, 2007.

	Number of Equity
	Awards Granted Since
	Inception of Plan
Name and Position or	Stock Awards		Options Awards
Identity of Group	Number	Dollar Value	Number	Dollar Value

Jose Mas, President & CEO	100,000	$1,192,000	300,000	$1,818,119
Robert Apple, COO	12,400	$172,980	190,000	$1,353,274
C. Robert Campbell, EVP & CFO	8,500	$118,575	215,000	$1,280,691
Alberto de Cardenas, EVP & General Counsel & Secretary	4,200	$58,590	90,000	$568,494
Austin Shanfelter, former CEO	25,000	$286,750	300,000	$1,818,119
All Current Executive Officers(2)	125,100	$1,542,145	795,000	$5,020,578
All Current Directors who are not Executive Officers(2)	25,000	$286,750	300,000	$1,818,119
Nominees for Election as Director (1)
All Employees (Including Officers who are not Executive Officers)	319,500	$3,585,705	3,893,000	$25,016,042

(1)	Directors who are not employees of MasTec are not eligible to receive awards under the plan. The only nominee for election as a director who is an employee of MasTec and received any equity awards under the plan is Mr. Jose Mas.

(2)	Mr. Shanfelter is an employee and not an Executive Officer

				Number of Securities
				Remaining Available for
	Number of Securities to		Weighted Average	Future Issuance Under
	be Issued Upon Exercise		Exercise Price	Equity Compensation
	of Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	4,717,455	(1)	$10.77	4,472,185	(3)
Equity compensation plans not approved by security holders	1,145,000	(2)	$14.89	1,150,750	(4)

Total	5,862,455			5,622,935

(1)	Represents 1,233,333 shares issuable under the 1994 Stock Incentive Plan, 135,000 shares issuable under the 1994 Stock Option Plan for Non-Employee Directors, 2,699,122 shares issuable under the 2003 Employee Stock Incentive Plan, and 650,000 shares issuable under the Amended and Restated 2003 Stock Incentive Plan for Non-Employees.

(2)	Represents 1,145,000 shares issuable under the 1999 Non-Qualified Employee Stock Option Plan.

(3)	Under the 2003 Employee Stock Incentive Plan and the Amended and Restated 2003 Stock Incentive Plan for Non-Employees 2,801,991 shares and 1,670,194 shares, respectively, remain available for future issuance. We are no longer issuing options under the 1994 Stock Option Plan for Non-Employee Directors and the 1994 Stock Incentive Plan. We have never issued any shares under the 1997 Annual Incentive Compensation Plan and have no current plans to do so.

(4)	Under the MasTec, Inc. Non-Qualified Employee Stock Option Plan 1,150,750 shares, respectively, remain available for future issuance.

Board of Directors Recommendation.

The Board of Directors believes that it is in the best interests of MasTec and its shareholders to receive the full income tax deduction for performance-based compensation paid under the plan. The Board is therefore asking the shareholders to reapprove, for purposes of Section 162(m) of the Internal Revenue Code, the material terms of the plan set forth above. The complete text of the plan is set forth as Appendix A.

Reapproval of the Section 162(m) of the Internal Revenue Code material terms of the plan requires the affirmative vote of a majority of votes cast. Neither abstentions nor broker nonvotes have any effect on the votes required under Florida law.

The Board of Directors recommends that you vote “For” the reapproval of the Section 162(m) of the Internal Revenue Code, the material terms of the 2003 Employee Stock Incentive Plan.

Shareholders’ Proposals for 2008 Annual Meeting

Under our bylaws, MasTec must receive any proposal from an eligible shareholder intended to be presented at the 2009 Annual Meeting of Shareholders, including any nomination proposal, on or before December 18, 2008 for the proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding a shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 19, 2008 of an intent to present a proposal at MasTec’s 2009 Annual Meeting of Shareholders, the proposal will not be considered. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (without exhibits or documents incorporated by reference therein), are available without charge to shareholders upon written request to MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134, by calling (305)599-1800 or via the Internet at www.mastec.com.

Other Matters that May Come Before the Annual Meeting

The Board of Directors does not intend to present, and knows of no others who intend to present, at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote any proxies on such matters in accordance with their judgment.

We request that you promptly request a proxy card to sign, date, and return or vote your proxy over the telephone or through the Internet so that your vote will be included at the meeting.

Alberto de Cardenas, Secretary
Coral Gables, Florida
April 17, 2008

Appendix A

MASTEC, INC.

2003 EMPLOYEE STOCK INCENTIVE PLAN
(As amended and restated effective as of January 1, 2006)

MASTEC, INC.

2003 EMPLOYEE STOCK INCENTIVE PLAN
(As amended and restated effective as of January 1, 2006)

SECTION 1

PLAN INFORMATION

1.1 Purpose.  MasTec, Inc. (the “Company”) has established the MasTec, Inc. 2003 Employee Stock Incentive Plan (the “SIP”) to further the growth and development of the Company. The SIP encourages the employees of the Company and its Related Companies to obtain a proprietary interest in the Company by owning its stock. The SIP shall also provide employees with an added incentive to stimulate their efforts in promoting the growth, efficiency and profitability of the Company and its Related Companies and may also help to attract potential employees to the service of the Company and its Related Companies. Further, the SIP may encourage employees to continue in the employ or service of the Company or a Related Company.

1.2 Awards Available Under the SIP.  The SIP permits Awards of Stock Options, Restricted Stock and Performance Shares. The types of Stock Options permitted under the SIP are incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”) and Reload Options. The Company intends that ISOs granted under the SIP qualify as incentive stock options under Code § 422. NQSOs are options that do not qualify as ISOs and are subject to taxation under Code § 83. Awards of Restricted Stock and/or Performance Shares are subject to taxation under Code § 83. It is intended that some Awards under the SIP will qualify as performance-based compensation under Code § 162(m).

1.3 Effective Date and Term of the SIP.  The Board of Directors of the Company adopted the SIP on April 21, 2003, to become effective as of May 30, 2003 (the “Effective Date”), contingent upon the approval of the shareholders of the Company at the May 30, 2003 annual shareholders meeting. The Board of Directors amended and restated the Plan on March 31, 2006, effective as of January 1, 2006, to read as set forth herein. Unless earlier terminated by the Company, the SIP shall remain in effect until the tenth anniversary of the Effective Date or May 30, 2013. Notwithstanding its termination, the SIP shall remain in effect with respect to outstanding Awards as long as any Awards are outstanding.

1.4 Operation, Administration and Definitions.  The operation and administration of the SIP are subject to the provisions of this plan document. Capitalized terms used in the SIP are defined in Section 2 below or may be defined within the SIP.

1.5 Legal Compliance.  The SIP is intended to comply with the requirements for exemption of stock options under the provisions of Rule 16b-3 under the 1934 Act.

In addition, the SIP is intended to comply with the requirements for performance-based compensation under Code § 162(m) and 409(A).

SECTION 2

PLAN DEFINITIONS

For purposes of the SIP, the terms listed below are defined as follows:

2.1 “1933 Act” means the Securities Act of 1933, as amended.

2.2 “1934 Act” means the Securities Exchange Act of 1934, as amended.

2.3 “Agreement” means a Stock Option Agreement, an SAR Agreement, a Restricted Stock Agreement, or a Performance Share Agreement, as applicable, the terms and conditions of which have been established by the Committee, and which has been entered into between the Company and an individual Key Employee of the Company.

2.4 “Award” means any award or benefit granted to any Participant under the SIP, including, without limitation, the grant of Stock Options or SARs and the award of Restricted Stock, and/or Performance Shares.

2.5 “Beneficiary” shall mean, with respect to an Optionee:

(a) Designation of Beneficiary.  An Optionee’s Beneficiary shall be the individual who is last designated in writing by the Optionee as such Optionee’s Beneficiary under an Option. An Optionee shall designate his or her Beneficiary in writing on his or her Option Agreement. Any subsequent modification of the Optionee’s Beneficiary for an Option shall be in a written executed letter addressed to the Company and shall be effective when it is received and accepted by the Committee, determined in the Committee’s sole discretion.

(b) Designation of Multiple Beneficiaries.  An Optionee may not designate more than one individual as a Beneficiary. To the extent that a designation purports to designate more than one individual as a Beneficiary, the designation shall be null and void.

(c) No Designated Beneficiary.  If, at any time, no Beneficiary has been validly designated by an Optionee, or the Beneficiary designated by the Optionee is no longer living at the time of the Optionee’s death, then the Optionee’s Beneficiary shall be deemed to be the Optionee’s estate, and only the executor or administrator of the estate shall be permitted to exercise the Option.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Cause” shall have the same meaning prescribed in an Optionee’s employment agreement if one exists for the Optionee and the employment agreement defines “cause”. If no such agreement exists or the agreement does not contain a definition for “cause,” the term “cause” means the Optionee is terminated for one of the following reasons:

(a) willful and continued failure to substantially perform assigned duties with the Company within seven (7) days after a written demand for substantial performance is delivered to the Key Employee which identifies the manner in which the Company believes that the Key Employee has not substantially performed his duties;

(b) unlawful or willful misconduct which is economically injurious to the Company or to any entity in control of, controlled by or under common control with the Company (and its successors);

(c) indictment for, conviction of, or plea of guilty or nolo contendere to a felony charge;

(d) drug or alcohol abuse that impairs the Key Employee’s ability to perform the essential duties of his position; and

(e) engaging in activities that are deemed to be competing with the business of the Company or not in the best interest of the Company.

2.8 “Change in Control” means the date of:

(a) Acquisition By Person of Substantial Percentage.  The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding the Company, any “parent” or “subsidiary” of the Company, or any employee benefit plan of the Company or of any “parent” or “subsidiary” of the Company) of a sufficient number of shares of the Common Stock, or securities convertible into the Common Stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving the Company or any “parent” or “subsidiary” of the Company, to constitute the Person the actual or beneficial owner of 51% or more of the Common Stock, but only if such acquisition occurs without approval or ratification by a majority of the members of the Board;

(b) Disposition of Assets.  Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company to a Person described in subsection (a) above, but only if such transaction occurs without approval or ratification by a majority of the members of the Board; or

(c) Substantial Change of Board Members.  During any fiscal year of the Company, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

For purposes of this Section, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the 1934 Act.

2.9 “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code includes reference to any successor provision of the Code.

2.10 “Committee” shall mean the Compensation Committee as appointed by the Board from time to time. The Committee shall be responsible for administering and interpreting the SIP in accordance with Section 3 below.

2.11 “Common Stock” means the common stock, $0.10 par value per share, of the Company.

2.12 “Company” means MasTec, Inc.

2.13 “Disability” means a Participant’s eligibility to receive long-term disability benefits under a plan sponsored by the Company or a Related Company, or if no such plan is applicable, a Participant’s inability to perform the essential functions of his or her duties due to a medically-determinable physical or mental impairment, illness or injury, which can be expected to result in death or to be of long-continued and indefinite duration as determined in the sole discretion of the Committee.

2.14 “Effective Date” means May 30, 2003, subject to shareholder approval.

2.15 “Exercise Price” means the purchase price of the shares of Common Stock underlying a Stock Option.

2.16 “Fair Market Value” of the Common Stock as of a date of determination shall mean the following:

(a) Stock Listed and Shares Traded.  If the Common Stock is listed and traded on a national securities exchange (as such term is defined by the 1934 Act) or on the NASDAQ National Market System on the date of determination, the Fair Market Value per share shall be the last sale price of a share of the Common Stock on the applicable national securities exchange or National Market System on the date of determination at the close of trading on such date. If the Common Stock is traded in the over-the-counter market, the Fair Market Value per share shall be the average of the closing bid and asked prices on the date of determination.

(b) Stock Listed But No Shares Traded.  If the Common Stock is listed on a national securities exchange or on the National Market System but no shares of the Common Stock are traded on the date of determination but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the last sale price of the Common Stock on the most recent trade date before the date of determination at the close of trading on such date. If the Common Stock is regularly traded in the over-the-counter market but no shares of the Common Stock are traded on the date of determination (or if records of such trades are unavailable or burdensome to obtain) but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock on the most recent date before the date of determination.

(c) Stock Not Listed.  If the Common Stock is not listed on a national securities exchange or on the National Market System and is not regularly traded in the over-the-counter market, then the Committee shall determine the Fair Market Value of the Common Stock from all relevant available facts, which may include the average of the closing bid and ask prices reflected in the over-the-counter market on a date within a reasonable period either before or after the date of determination or opinions of independent experts as to value and may take into account any recent sales and purchases of such Common Stock to the extent they are representative.

The Committee’s determination of Fair Market Value, which shall be made pursuant to the foregoing provisions, shall be final and binding for all purposes of this SIP.

2.17 “Incentive Stock Option” or “ISO” means an incentive stock option within the meaning of Code § 422(b).

2.18 “Grant Price” means the Fair Market Value of the shares of Common Stock underlying a SAR on the date on which the SAR is awarded.

2.19 “Key Employee” means any common law employee who serves as an officer or employee of the Company or a Related Company and who is actively employed at the time Awards are made. As required by law,

only employees of the Company and any “parent” or “subsidiary” of the Company (as those terms are defined in Code § 424) are eligible to receive ISOs.

2.20 “Nonqualified Stock Option” or “NQSO” means an option that is not qualified as an incentive stock option within the meaning of Code § 422(b).

2.21 “Optionee” means a Key Employee who is granted a Stock Option.

2.22 “Participant” means an Optionee or a Recipient.

2.23 “Performance Measures” means any one or more of the criteria or measurements by which specific performance goals may be established and performance may be measured, as determined by the Committee in its discretion, pursuant to the provisions of Section 5.2.

2.24 “Performance Share” means an award of the right, subject to such conditions, restrictions and contingencies as the Committee determines, including specifically the satisfaction of specified Performance Measures, to receive one share of Common Stock in the future.

2.25 “Performance Share Agreement” means a written agreement signed and dated by the Committee (or its designee) and a Recipient that specifies the terms and conditions of an Award of Performance Shares.

2.26 “Person” means any individual, organization, corporation, partnership or other entity.

2.27 “Recipient” means a Key Employee who is awarded Restricted Stock, Performance Shares or SARs.

2.28 “Related Company” means any member within the Company’s controlled group of corporations, as that term is defined in Code § 1563(a), in addition to any partnerships, joint ventures, limited liability companies, limited liability partnerships or other entities in which the Company owns more than a 50 percent equity interest.

2.29 “Reload Option” means a Stock Option granted to a Key Employee who is an Optionee who exercises a previously held Stock Option by surrendering Common Stock for part or all of the Exercise Price, pursuant to the provisions of the SIP.

2.30 “Restricted Stock” means an Award of Common Stock subject to such conditions, restrictions and contingencies as the Committee determines, including the satisfaction of specified Performance Measures and/or forfeiture provisions.

2.31 “Restricted Stock Agreement” means a written agreement signed and dated by the Committee (or its designee) and a Recipient that specifies the terms and conditions of an Award of Restricted Stock.

2.32 “SAR” or “Stock Appreciation Right” means a right granted to a Recipient under Section IX hereof.

2.33 “SAR Agreement” means a written agreement signed and dated by the Committee (or its designee) and a Recipient that specifies the terms and conditions of an SAR.

2.34 “SIP” means this MasTec, Inc. 2003 Employee Stock Incentive Plan.

2.35 “Stock Option” means an ISO, NQSO or Reload Option, as applicable, granted to a Key Employee under the SIP.

2.36 “Stock Option Agreement” means a written agreement signed and dated by the Committee (or its designee) and an Optionee that specifies the terms and conditions of a Stock Option or Reload Option.

SECTION 3

SIP ADMINISTRATION

3.1 General Administration.  The SIP shall be administered and interpreted by the Committee (as designated pursuant to Section 3.2). Subject to the express provisions of the SIP, the Committee shall have authority to interpret the SIP, to prescribe, amend and rescind rules and regulations relating to the SIP, to determine the terms and provisions of the Agreements by which Awards shall be evidenced (which shall not be inconsistent with the terms of the SIP), and to make all other determinations necessary or advisable for the administration of the SIP, all of which determinations shall be final, binding and conclusive.

3.2 Appointment of Committee.  The Board shall appoint the Committee from among its members to serve at the pleasure of the Board. The Board from time to time may remove members from, or add members to, the Committee and shall fill all vacancies thereon. The Committee at all times shall be composed of two or more non-employee directors who are deemed independent directors by the Board and who shall meet the following requirements:

(a) Disinterested Administration for Rule 16b-3 Exemption.  During the period any director is serving on the Committee, he shall not be (i) an officer of the Company or a parent or subsidiary of the Company, or otherwise currently employed by the Company or a parent or subsidiary of the Company; (ii) does not receive compensation, either directly or indirectly, from the Company or a parent or subsidiary of the Company for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Rule 404(a) of the 1934 Act; (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Rule 404(a); and (iv) is not engaged in a business relationship for which disclosure would be required pursuant to Rule 404(b). The requirements of this subsection are intended to comply with Rule 16b-3 under Section 16 of the 1934 Act or any successor rule or regulation, and shall be interpreted and construed in a manner which assures compliance with said Rule. To the extent said Rule 16b-3 is modified to reduce or increase the restrictions on who may serve on the Committee, the SIP shall be deemed modified in a similar manner.

(b) Outside Director Rule for Compliance with Code Section 162(m).  No director serving on the Committee may be a current employee of the Company or a former employee of the Company (or any corporation affiliated with the Company under Code § 1504) receiving compensation for prior services (other than benefits under a tax-qualified retirement plan) during each taxable year during which the director serves on the Committee. Furthermore, no director serving on the Committee shall be or have ever been an officer of the Company (or any Code § 1504 affiliated corporation), or shall receive remuneration (directly or indirectly) from such a corporation in any capacity other than as a director. The requirements of this subsection are intended to comply with the “outside director” requirements of Treas. Reg. § 1.162-27(e)(3) or any successor regulation, and shall be interpreted and construed in a manner which assures compliance with the “outside” director requirement of Code § 162(m)(4)(C)(i).

3.3 Organization.  The Committee shall hold its meetings at such times and at such places as it shall deem advisable. A majority of the Committee shall constitute a quorum, and such majority shall determine its actions. The Committee shall keep minutes of its proceedings and shall report the same to the Board at the meeting next succeeding.

3.4 Powers of Committee.  The Committee may make one or more Awards under the SIP to a Key Employee who shall become a Participant in the SIP. The Committee shall decide to whom and when to grant an Award, the type of Award that it shall grant and the number of shares of Common Stock covered by the Award. The Committee shall also decide the terms, conditions, performance criteria, restrictions and other provisions of the Award. The Committee may grant a single Award or an Award in combination with another Award(s) to a Participant. In making Award decisions, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the success of the Company and the Related Companies and such other factors as the Committee, in its sole discretion, deems relevant.

(a) In accordance with Section 5 of the SIP, the Committee shall decide whether and to what extent Awards under the SIP shall be structured to conform with Code § 162(m) requirements for the exemption applicable to performance-based compensation. The Committee may take any action, establish any procedures and impose any restrictions that it finds necessary or appropriate to conform to Code § 162(m). If every member of the Committee does not meet the definition of “outside director” as defined in Code § 162(m), the Committee shall form a subcommittee of those members who do meet that definition, and that subcommittee shall have all authority and discretion to act as the Committee to make Awards that conform with Code § 162(m).

(b) The Committee shall interpret the SIP, establish and rescind any rules and regulations relating to the SIP, decide the terms and provisions of any Agreements made under the SIP, and determine how to administer the SIP. The Committee also shall decide administrative methods for the exercise of Stock Options. Each Committee decision shall be final, conclusive and binding on all parties.

(c) The Committee shall act by a majority of its then members, at a meeting of the Committee or by unanimous written consent. The Committee shall keep adequate records concerning the SIP and the Committee’s proceedings and acts in such form and detail as the Committee may decide.

3.5 Delegation by Committee.  Unless prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate or delegate all or some of its responsibilities. The Committee also may delegate all or some of its administrative responsibilities and powers to any person or persons it selects. The Committee delegates to the Company’s counsel the authority to document any and all Awards made by the Committee under the SIP by execution of the appropriate agreements. The Committee may revoke any such allocation or delegation at any time.

3.6 Information to be Furnished to Committee.  In order for the Committee to discharge its duties, it may require the Company, its Related Companies, Participants and other persons entitled to benefits under the SIP to provide it with certain data and information.

3.7 Indemnification.  In addition to such other rights of indemnification that they have as members of the Board or the Committee, the Company shall indemnify the members of the Committee (and any designees of the Committee as permitted under this Section 3), to the extent permitted by applicable law, against reasonable expenses (including, without limitation, attorney’s fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the SIP or any Award awarded hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the articles of incorporation or the bylaws of the Company relating to indemnification of the members of the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to such matters as to which it is adjudged in such action, suit or proceeding that such Committee member or members (or their designees) did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company.

SECTION 4

STOCK SUBJECT TO THE SIP

4.1 Stock Subject to Awards.

Stock subject to Awards and other provisions of the SIP shall consist of the following:

(a) authorized but unissued shares of Common Stock;

(b) shares of Common Stock held by the Company in its treasury which have been reacquired;

(c) shares of Common Stock purchased by the Company in the open market; or

(d) shares of Common Stock allocable to the unexercised portion of any expired or terminated Option granted under the SIP again may become available for grants of Options under the SIP.

4.2 Shares of Common Stock Subject to Awards.  Subject to adjustment in accordance with the provisions of Section 10, the maximum number of shares of Common Stock that may be issued under the SIP shall equal 2,500,000 shares of Common Stock, plus an increase as of each December 31 (commencing on December 31, 2003) equal to a number of shares equal to the difference between the number of shares subject to grants made under the SIP during the 12-month period ending on such December 31, less any shares subject to grants that again became available for issuance under the SIP due to forfeiture, termination, surrender or other cancellation of the underlying grant without such shares being issued, provided that, notwithstanding the foregoing, in no event shall more than an aggregate of 7,000,000 shares of common stock be authorized for issuance during the term of the SIP

(unless the SIP is amended in accordance with its terms and in compliance with all applicable statutes, rules and regulations).

SECTION 5

PERFORMANCE-BASED COMPENSATION

5.1 Awards of Performance-Based Compensation.  At its discretion, the Committee may make Awards to Participants intended to comply with the “performance-based” compensation provisions of Code Section 162(m). Therefore, the number of shares becoming exercisable or transferable or amounts payable with respect to grants of Stock Options, awards of Restricted Stock and/or Performance Shares may be determined based on the attainment of written performance goals approved by the Committee for a performance period. The performance goal shall state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to the Participant if the goal is attained. The performance goals must be established by the Committee in writing at the time of award. The outcome of the performance goal must be substantially uncertain at the time the Committee establishes the performance goal. Performance goals will be based on the attainment of one or more Performance Measures. To the degree consistent with Code § 162(m), the performance goals may be calculated without regard to extraordinary or nonrecurring items.

5.2 Performance Measures.  Performance measures intended to comply with the requirements of Code Section 162(m) must be based on any of the following: (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest expense and taxes (“EBIT”); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) growth; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) economic value added; (xxiii) industry indices; (xxiv) peer group performance; (xxv) asset quality; (xxvi) gross margin; (xxvii) operating profit; and (xxviii) gross or net profit. Performance measures may relate to the Company and/or one or more of its Related Companies, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. In addition, to the extent consistent with the requirements of Code § 162, the performance measures may be calculated without regard to extraordinary or nonrecurring items.

5.3 Shareholder Approval.  For Awards to constitute performance-based compensation under Code § 162(m), the material terms of Performance Measures on which the performance goals are to be based must be disclosed to and subsequently approved by the Company’s shareholders prior to payment of the compensation. Shareholder approval of the SIP is necessary for the Awards to meet the Code § 162(m) exemption.

5.4 Code § 162(m) Committee and Committee Certification.  Awards intended to qualify for exemption as performance-based compensation shall be granted by a committee of “outside directors” as defined in Code § 162(m). Pursuant to the provisions of Section 3.1(b) hereof, the Committee may establish a Code § 162(m) subcommittee, if necessary, to make such grants. Any payment of compensation with respect to an Award that is intended to be performance-based compensation will be subject to the written certification of the Code § 162(m) Committee that the Performance Measures were satisfied prior to the payment of the performance-based compensation. This written certification may include the approved minutes of the Committee meeting in which the certification is made.

SECTION 6

STOCK OPTIONS

6.1 Stock Option Agreement.  When the Committee grants a Stock Option hereunder, it shall prepare (or cause to be prepared) a Stock Option Agreement that specifies the following terms and any additional terms and conditions determined by the Committee and not inconsistent with the SIP:

(a) the name of the Optionee;

(b) the total number of shares of Common Stock to which the Stock Option pertains;

(c) the Exercise Price of the Stock Option;

(d) the date as of which the Committee granted the Stock Option;

(e) the type of Stock Option granted;

(f) the requirements for the Stock Option to become exercisable, such as continuous service, time-based schedule, period and goals for Performance Measures to be satisfied, additional consideration, and forfeiture or cancellation provisions;

(g) whether Reload Options are available with respect to the Stock Option and if so, any limitations on the granting of or number of successive Reload Options that may be granted with regard to the Stock Option and any Reload Options under the Stock Option; and

(h) the expiration date of the Option.

6.2 Maximum Number of Shares for Option Awards.  Subject to readjustment pursuant to Section 10 of the SIP, the maximum number of shares that may be awarded under Stock Options to any individual during any one calendar year is 750,000 shares. Notwithstanding any other provision of the SIP, subject to readjustment pursuant to Section 10 of the SIP the maximum number of shares that may be awarded as ISOs under the SIP shall be 7,000,000 shares.

6.3 Exercise Price.

(a) The per share Exercise Price of each ISO shall be 100% of the Fair Market Value of a share of Common Stock as of the date of grant (110% of the Fair Market Value of a share of Common Stock as of the date of grant for an ISO Optionee who owns more than ten percent of the voting power of all classes of stock of either the Company or any “parent” or “subsidiary” of the Company as defined in Code § 424).

(b) The per share Exercise Price of each NQSO shall be 100% of the Fair Market Value of a share of Common Stock as of the date of grant.

6.4 Exercisability.

(a) General Schedule.  Unless the Committee specifies otherwise in the Stock Option Agreement, each Stock Option shall become exercisable according to the following schedule:

The Stock Option shall become
As of the following anniversary of the	exercisable in the following
Stock Option’s date of grant:	percentages:

One-year anniversary	33%
Two-year anniversary	33%
Three-year anniversary	34% (entire remaining)

Before the one-year anniversary of the date of grant, no part of the Stock Option is exercisable. Once a portion of a Stock Option is exercisable, that portion continues to be exercisable until the Stock Option expires (as described in Section 6.5 hereof). Fractional shares shall be carried forward to the third-year anniversary grant.

(b) Other Vesting Requirements.  The Committee may impose any other conditions, restrictions, forfeitures and contingencies on awards of Stock Options. Such conditions, restrictions, forfeitures and contingencies may consist of a requirement of continuous service and/or the satisfaction of specified Performance Measures. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes.

(c) Accelerated Exercisability.  The Committee shall always have the power to accelerate the exercisability of any Stock Option granted under the SIP. In the event of one of the following events, any outstanding Stock Options shall immediately become fully exercisable, unless otherwise determined by the Committee and set forth in the applicable Stock Option Agreement:

(i) the Optionee’s death;

(ii) the Optionee’s Disability; or

(iii) a Change of Control of the Company.

6.5 Expiration Date.  Except as otherwise provided in the Stock Option Agreement, the Expiration Date of any Stock Option shall be the earliest to occur of the following:

(a) Maximum Term.  The date ten (10) years from the date of grant of the Stock Option (or five (5) years from the date of grant for an ISO for an Optionee who owns more than ten percent of the voting power of all classes of stock of either the Company or any “parent” or “subsidiary” of the Company as defined in Code § 424), or such shorter period as determined by the Committee and set forth in the Stock Option Agreement;

(b) Termination for Cause and Voluntary Termination.  The date of the Optionee’s termination of employment with the Company and all Related Companies due to discharge for Cause or voluntary termination (other than retirement after the attainment of age 65 as specified below) by the Optionee;

(c) Death.  The one-year anniversary of the Optionee’s termination of employment with the Company and all Related Companies due to death, or such shorter period as determined by the Committee and set forth in the Stock Option Agreement;

(d) Disability.  The one-year anniversary of the Optionee’s termination of employment with the Company and all Related Companies due to Disability, or such shorter period as determined by the Committee and set forth in the Stock Option Agreement;

(e) Retirement.  The one-year anniversary, or such shorter period as determined by the Committee and set forth in the Stock Option Agreement, of the Optionee’s termination of employment with the Company and all Related Companies due to the retirement after attainment of age 65; or

(f) Termination of Employment.  The ninety (90) day anniversary of the date of the Optionee’s termination of employment with the Company and all Related Companies for any reason other than those specified elsewhere in this Section 6.5, or such shorter period as determined by the Committee and set forth in the Stock Option Agreement;

(g) Extension of Expiration Date.  The Committee shall always have the authority and discretion to extend the Expiration Date of any Stock Option as long as the extended Expiration Date is not later than the tenth anniversary of the date of grant (or five years from the date of grant for an ISO for an Optionee who owns more than ten percent of the voting power of all classes of stock of either the Company or any “parent” or “subsidiary” of the Company as defined in Code § 424), and the extension does not cause the Stock Option to violate the requirements of Section 409A of the Code. To the extent the Committee extends the Expiration Date of an ISO beyond any legal period for ISO tax treatment, the ISO shall automatically convert to a NQSO for the remainder of the extended exercise period.

6.6 Minimum Exercise Amount.  Unless the Committee specifies otherwise in the Stock Option Agreement, an Optionee may exercise a Stock Option for less than the full number of shares of Common Stock subject to the Stock Option. However, such exercise may not be made for less than 100 shares or the total remaining shares subject to the Stock Option. The Committee may in its discretion specify other Stock Option terms, including restrictions on frequency of exercise and periods during which Stock Options may not be exercised.

6.7 Payment of Exercise Price.  The Optionee must pay the full Exercise Price for shares of Common Stock purchased upon the exercise of any Stock Option at the time of such exercise by one of the following forms of payment:

(a) cash;

(b) if and to the extent permitted by the Committee, by surrendering unrestricted previously held shares of Common Stock, or the withholding of shares of Common Stock otherwise deliverable upon exercise of the Option, that have a value equal to the Exercise Price at the time of exercise. The Optionee may surrender shares of Common Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company, and if required by the Committee, with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require); or

(c) any combination of the above forms or any other form of payment permitted by the Committee.

6.8 Reload Options.  When the Committee grants a Stock Option, it shall designate in the Stock Option Agreement whether a Reload Option accompanies the Stock Option and any limitations that will apply to the granting of a Reload Option. Unless otherwise designated by the Committee in the applicable Stock Option Agreement, a Stock Option shall not be subject to any Reload Options. If it so desires, the Committee may permit multiple, successive Reload Options for a Stock Option, and may designate such in the Stock Option Agreement; but if no number of Reload Options is specified in the Stock Option Agreement that provides for Reload Options, then the Option shall be subject to only one Reload Option. Notwithstanding the terms of any Stock Option Agreement, the Committee shall grant Reload Options only to Participants who are actively employed in good standing by the Company or a Related Company at the time the grant of the Reload Option is to be made. If the Committee has designated a Stock Option as having an accompanying Reload Option, the Committee shall grant a Reload Option for the same number of shares as is surrendered by the Optionee in payment of the Exercise Price (but not for shares surrendered for tax or other withholding obligations) upon exercise of the Stock Option. The Reload Option shall have the same terms and conditions as the related original Stock Option, including the expiration date of the original Stock Option, except that (i) the Exercise Price for a Reload Option shall be the Fair Market Value of the Common Stock as of the date of grant of such Reload Option, and (ii) the Reload Option shall become fully exercisable six months after its date of grant (except as may be limited by ISO requirements).

6.9 Transferability.  An Optionee may transfer Stock Options under the SIP only by the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by the Optionee (or a legal representative if the Optionee becomes disabled). After the death of an Optionee, only the executor or administrator of the Optionee’s estate may exercise an outstanding Stock Option.

6.10 Rights as a Shareholder.  An Optionee shall first have rights as a shareholder of the Company with respect to shares of Common Stock covered by a Stock Option only when the Optionee has paid the Exercise Price in full and the shares actually have been issued to the Optionee.

SECTION 7

RESTRICTED STOCK

7.1 Restricted Stock Agreement.  When the Committee awards Restricted Stock under the SIP, it shall prepare (or cause to be prepared) a Restricted Stock Agreement that specifies the following terms:

(a) the name of the Recipient;

(b) the total number of shares of Common Stock subject to the Award of Restricted Stock;

(c) the manner in which the Restricted Stock will become nonforfeitable and transferable and a description of any restrictions applicable to the Restricted Stock; and

(d) the date as of which the Committee awarded the Restricted Stock.

7.2 Maximum Award Per Year.  Subject to readjustment pursuant to Section 9 of the SIP, the maximum number of shares that may be awarded as Restricted Stock to any individual during any one calendar year is 750,000 shares.

7.3 Vesting.  Unless the Committee specifies in the Restricted Stock Agreement that an alternative vesting schedule shall apply, that other vesting requirements shall apply or that no vesting requirements shall apply, an Award of Restricted Stock shall become vested and nonforfeitable on the third anniversary of the date of grant if the Recipient is an employee of the Company on that date, and before the third anniversary of the date of the Award, no portion of the Restricted Stock shall be vested.

7.4 Other Vesting Requirements.  The Committee may impose any other conditions, restrictions, forfeitures and contingencies on awards of Restricted Stock. Such conditions, restrictions, forfeitures and contingencies may consist of a requirement of continuous service and/or the satisfaction of specified Performance Measures. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes. The Committee may determine, in accordance with Section 5 of the SIP, whether such vesting requirements will conform with the requirements applicable to performance-based compensation under Code § 162(m).

7.5 Accelerated Vesting.  The Committee shall always have the right to accelerate vesting of any Restricted Stock awarded under this SIP.

(a) In the event that one of the following events occurs while the Recipient is employed by the Company or a Related Company, any outstanding Awards of Restricted Stock that remain subject to vesting requirements shall immediately become vested pursuant to the provisions of subsection (b) hereof, unless otherwise determined by the Committee and set forth in the applicable Restricted Stock Agreement:

(i) the Recipient’s death;

(ii) the Recipient’s Disability; or

(iii) a Change in Control of the Company.

(b) Unless otherwise provided in the Restricted Stock Agreement, if an outstanding Award of Restricted Stock remains subject only to a time-based vesting schedule (i.e., one that requires only that the Recipient remain employed for the passage of a specified time period), then such Award shall immediately become fully vested and nonforfeitable upon one of the events in subsection (a) above. If an outstanding Award of Restricted Stock remains subject to any other type of vesting schedule or requirement (e.g., a performance-based schedule), then upon one of the events in subsection (a) above, a proportion of the shares subject to such Award shall become vested and nonforfeitable, equal to the proportion of the time completed through the date of the applicable event to the performance measurement period for the Award, with target performance level deemed to be achieved as of the date of the applicable event. In the event an Award was originally scheduled without a designated target performance level (e.g., a single performance level or minimum and maximum performance levels), then the performance level that, if met, would have resulted in the least number of shares becoming vested shall be treated as the target level.

7.6 Termination of Employment.  Unless the Committee decides otherwise, all shares of Restricted Stock that remain subject to restriction upon the Recipient’s termination of employment, other than shares of Restricted Stock accelerated under Section 7.5(b), shall be forfeited by the Recipient.

7.7 Delivery of Restricted Stock.

(a) Issuance.  The Company shall issue a certificate representing the shares of Restricted Stock within a reasonable period of time after execution of the Restricted Stock Agreement; provided, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the 1933 Act and causing such registration statement to become effective) with respect to such shares before the issuance thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action. As long as any restrictions apply to the Restricted Stock, the shares of Restricted Stock may be held by the Committee in uncertificated form in a restricted account.

(b) Legend.  Unless the certificate representing shares of the Restricted Stock are deposited with a custodian (as described in subparagraph (c) hereof), each certificate shall bear the following legend (in addition to any other legend required by law):

“The transferability of this certificate and the shares represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the MasTec, Inc. 2003 Stock Incentive Plan and a Restricted Stock Agreement dated          ,          , between           and MasTec, Inc. The Plan and the Restriction Agreement are on file in the office of the Chief Financial Officer of MasTec, Inc.”

Such legend shall be removed or canceled from any certificate evidencing shares of Restricted Stock as of the date that such shares become nonforfeitable.

(c) Deposit with Custodian.  As an alternative to delivering a stock certificate to the Recipient, the Committee may deposit or transfer such shares electronically to a custodian designated by the Committee. The Committee shall cause the custodian to issue a receipt for the shares to the Recipient for any Restricted Stock so deposited. The custodian shall hold the shares and deliver the same to the Recipient in whose name the Restricted Stock evidenced thereby are registered only after such shares become nonforfeitable.

(d) Deferral of Delivery of Shares.  Notwithstanding anything to the contrary, the Committee may provide pursuant to a Restricted Stock Agreement, or may permit pursuant to an election by the Recipient pursuant to the terms of the MasTec, Inc. Deferred Fee Plan for Directors, or some other deferred compensation plan or arrangement approved by the Committee, that the issuance and delivery of any Restricted Stock awarded under this Plan be deferred until some time after the date the Award is granted. Any Restricted Stock, the delivery of which is so deferred, is sometimes hereinafter referred to as “Deferred Stock”.

(e) Dividend Equivalents.  In connection with a grant of Deferred Stock as provided in Section 7.7(d) above, the Board may provide that “Dividend Equivalents” may be granted with respect to any Deferred Stock Award and shall be either paid with respect to such Deferred Stock Award at the dividend payment date in cash or in shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or deferred with respect to such Deferred Stock Award and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect. For purposes hereof, “Dividend Equivalents” shall mean a right, granted to a Participant to receive cash, shares of Common Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments. Prior to delivery of Restricted Stock, Deferred Stock carries no value or dividend or other rights associated with actual Common Stock ownership.

7.8 Transferability.  Unless the Committee specifies otherwise in the Restricted Stock Agreement, a Recipient may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of shares of Restricted Stock awarded under this SIP while such shares are still subject to restriction.

7.9 Effect of Restricted Stock Award.  Upon issuance of the shares of the Restricted Stock, the Recipient shall have immediate rights of ownership in the shares of Restricted Stock, including the right to vote the shares and the right to receive dividends with respect to the shares, notwithstanding any outstanding restrictions on the Restricted Stock.

SECTION 8

PERFORMANCE SHARES

8.1 Performance Share Agreement.  When the Committee awards Performance Shares under the SIP, the Committee shall prepare (or cause to be prepared) a Performance Share Agreement that specifies the following terms:

(a) the name of the Recipient;

(b) the total number of Performance Shares awarded;

(c) the period over which performance is to be measured, which may be of a short-term or long-term duration;

(d) the specific Performance Measures upon satisfaction of which the Performance Shares are to become vested and nonforfeitable;

(e) the specific dates as of which Performance Measures are to be measured;

(f) whether the awarded Performance Shares are eligible for dividend credit (as provided in Section 8.4 below); and

(g) the date as of which the Committee awarded the Performance Shares.

8.2 Maximum Award Per Year.  Subject to readjustment pursuant to Section 9 of the SIP, the maximum number of shares that may be awarded as Performance Shares to any individual during any one calendar year is 750,000 shares.

8.3 Performance Share Account.  When the Committee awards Performance Shares hereunder, the Company shall establish a bookkeeping account for the Recipient that shall accurately reflect the number of Performance Shares awarded to the Recipient.

8.4 Dividend Credits.  Unless otherwise determined by the Committee, on each date on which a dividend is distributed by the Company on shares of Common Stock (whether paid in cash, Common Stock or other property), the Recipient’s Performance Share account shall be credited with an additional whole or fractional number of Performance Shares as a dividend credit. The number of additional Performance Shares to be credited shall be determined by dividing the product of the dividend value times the number of Performance Shares standing in the Recipient’s account on the dividend record date by the Fair Market Value of the Common Stock on the date of the distribution of the dividend (i.e., dividend amount x number of whole and fractional Performance Shares as of the dividend record date / Fair Market Value of Common Stock as of dividend distribution date). Accounts shall be maintained and determinations shall be calculated to three decimal places.

8.5 Vesting.  The Committee shall specify in the Performance Share Agreement the manner in which Performance Shares shall vest and become nonforfeitable, as well as any conditions, restrictions, forfeitures and contingencies to which the Performance Shares are subject. Such conditions, restrictions, forfeitures and contingencies may consist of a requirement of continuous service and the satisfaction of specified Performance Measures. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes. The Committee may determine, in accordance with Section 5 of the SIP, whether such vesting requirements will conform with the requirements applicable to performance-based compensation under Code § 162(m).

8.6 Accelerated Vesting.  The Committee shall always have the right to accelerate vesting of any Performance Shares awarded under this SIP.

(a) In the event that one of the following events occurs, while the Recipient is employed by the Company or a Related Company, any outstanding Awards of Performance Shares that remain subject to vesting requirements shall immediately become vested pursuant to the provisions of subsection (b) hereof, unless otherwise determined by the Committee and set forth in the applicable Performance Share Agreement:

(i) the Recipient’s death;

(ii) the Recipient’s Disability; or

(iii) a Change in Control of the Company.

(b) Unless otherwise provided in the Performance Share Agreement, if an outstanding Award of Performance Shares remains subject to performance criteria, then upon one of the events in subsection (a) above, a proportion of the shares subject to such Award shall become vested and nonforfeitable, equal to the proportion of the time completed through the date of the applicable event to the performance measurement period for the Award, with target performance level deemed to be achieved as of the date of the applicable event. In the event an Award was originally scheduled without a designated target performance level (e.g., a single performance level or minimum and maximum performance levels), then the performance level that, if met, would have resulted in the least number of shares becoming vested shall be treated as the target level.

8.7 Termination of Employment.  Unless the Committee decides otherwise, all shares of Performance Shares that remain subject to restriction upon the Recipient’s termination of employment, other than Performance Shares accelerated under Section 8.6(b), shall be forfeited by the Recipient.

8.8 Delivery of Common Stock.  Upon vesting, Performance Shares shall be converted into Common Stock and the Common Stock shall be issued to the Recipient. Any fractional Performance Share that becomes vested shall be paid to the Recipient in cash based upon the Fair Market Value of an equivalent fraction of a share of the Common Stock on such date. Upon actual issuance of the shares of the Performance Shares, the Recipient shall have immediate rights of ownership in the shares of Performance Shares, including the right to vote the shares and the right to receive dividends with respect to the shares, notwithstanding any outstanding restrictions on the Performance Shares.

8.9 Transferability.  A Recipient may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of Performance Shares awarded under this SIP.

8.10 Waiver of Restrictions.  The Committee may elect, in its sole discretion, to waive any or all restrictions with respect to an award of Performance Shares.

SECTION 9

STOCK APPRECIATION RIGHTS

9.1 SAR Agreement.  When the Committee grants a SAR hereunder, it shall prepare (or cause to be prepared) a SAR Agreement that specifies the following terms and any additional terms and conditions determined by the Committee and not inconsistent with the SIP:

(a) the name of the Recipient;

(b) the total number of shares of Common Stock to which the SAR pertains;

(c) the Grant Date of the SAR;

(d) the date as of which the Committee granted the SAR;

(e) whether the SAR will be settled in cash, shares of Common Stock, other property, or any combination of the foregoing;

(f) the requirements for the SAR to become exercisable, such as continuous service, time-based schedule, period and goals for Performance Measures to be satisfied, additional consideration, and forfeiture or cancellation provisions; and

(g) the expiration date of the SAR.

9.2 Right to Payment.  A SAR shall confer on the Recipient to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one share of Common Stock on the date of exercise over (b) the Grant Price of the SAR as determined by the Committee. SARs may be granted in conjunction with all or part of any Stock Option granted under the Plan or at any subsequent time during the term of such Stock Option, or without regard to any Stock Option, in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan.

9.3 Maximum Number of Shares for SARs.  Subject to readjustment pursuant to Section 10 of the SIP, the maximum number of shares that may be awarded under SARs to any individual during any one calendar year is 750,000 shares.

9.4 Grant Price.  The per share Grant Price of each SAR shall be 100% of the Fair Market Value of a share of Common Stock as of the date of grant.

9.5 Exercisability.

(a) General Schedule.  Unless the Committee specifies otherwise in the SAR Agreement, each SAR shall become exercisable according to the following schedule:

The SAR shall become
As of the following anniversary of the	exercisable in the following
SAR’s date of grant:	percentages:

One-year anniversary	33%
Two-year anniversary	33%
Three-year anniversary	34% (entire remaining)

Before the one-year anniversary of the date of grant, no part of the SAR is exercisable. Once a portion of a SAR is exercisable, that portion continues to be exercisable until the SAR expires (as described in Section 9.5 hereof). Fractional shares shall be carried forward to the third-year anniversary grant.

(b) Other Vesting Requirements.  The Committee may impose any other conditions, restrictions, forfeitures and contingencies on awards of SARs. Such conditions, restrictions, forfeitures and contingencies may consist of a requirement of continuous service and/or the satisfaction of specified Performance Measures. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes.

(c) Accelerated Exercisability.  The Committee shall always have the power to accelerate the exercisability of any SAR granted under the SIP. In the event that one of the following events occurs while the Recipient is employed by the Company or a Related Company, any outstanding SARs shall immediately become fully exercisable, unless otherwise determined by the Committee and set forth in the applicable SAR Agreement:

(i) the Recipient’s death;

(ii) the Recipient’s Disability; or

(iii) a Change of Control of the Company.

9.6 Expiration Date.  Except as otherwise provided in the SAR Agreement, the Expiration Date of any SAR shall be the earliest to occur of the following:

(a) Maximum Term.  The date ten (10) years from the date of grant of the SAR, or such shorter period as determined by the Committee and set forth in the SAR Agreement;

(b) Termination for Cause and Voluntary Termination.  The date of the Recipient’s termination of employment with the Company and all Related Companies due to discharge for Cause or voluntary termination (other than retirement after the attainment of age 65 as specified below) by the Recipient;

(c) Death.  The one-year anniversary of the Recipient’s termination of employment with the Company and all Related Companies due to death, or such shorter period as determined by the Committee and set forth in the SAR Agreement;

(d) Disability.  The one-year anniversary of the Recipient’s termination of employment with the Company and all Related Companies due to Disability, or such shorter period as determined by the Committee and set forth in the SAR Agreement;

(e) Retirement.  The one-year anniversary, or such shorter period as determined by the Committee and set forth in the SAR Agreement, of the Recipient’s termination of employment with the Company and all Related Companies due to the retirement after attainment of age 65; or

(f) Termination of Employment.  The ninety (90) day anniversary of the date of the Recipient’s termination of employment with the Company and all Related Companies for any reason other than those specified elsewhere in this Section 9.5, or such shorter period as determined by the Committee and set forth in the SAR Agreement;

(g) Extension of Expiration Date.  The Committee shall always have the authority and discretion to extend the Expiration Date of any SAR as long as the extended Expiration Date is not later than the tenth anniversary of the date of grant and the extension does not cause the SAR to violate the requirements of Section 409A of the Code.

9.7 Minimum Exercise Amount.  Unless the Committee specifies otherwise in the SAR Agreement, a Recipient may exercise a SAR for less than the full number of shares of Common Stock subject to the SAR. However, such exercise may not be made for less than 100 shares or the total remaining shares subject to the SAR. The Committee may in its discretion specify other SAR terms, including restrictions on frequency of exercise and periods during which SARs may not be exercised.

9.8 Transferability.  A Recipient may transfer SARs under the SIP only by the laws of descent and distribution and shall be exercisable during the Recipient’s lifetime only by the Recipient (or a legal representative if the Recipient becomes disabled). After the death of a Recipient, only the executor or administrator of the Recipient’s estate may exercise an outstanding SAR.

9.9 Rights as a Shareholder.  A Recipient shall first have rights as a shareholder of the Company with respect to shares of Common Stock covered by a SAR only if and when the shares actually have been issued to the Recipient.

SECTION 10

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

10.1 Certain Corporate Transactions.

(a) Recapitalization.  If the Company is involved in a corporate transaction or any other event which affects the Common Stock (including, without limitation, any recapitalization, reclassification, reverse or forward stock split, stock dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares), then the Committee shall adjust Awards to preserve the benefits or potential benefits of the Awards as follows:

(i) The Committee shall take action to adjust the number and kind of shares of Common Stock that are issuable under the SIP;

(ii) The Committee shall take action to adjust the number and kind of shares of Common Stock subject to outstanding Awards;

(iii) The Committee shall take action to adjust the Exercise Price of outstanding Stock Options and the Grant Price of outstanding SARs; and

(iv) The Committee shall make any other equitable adjustments.

Only whole shares of Common Stock shall be issued in making the above adjustments. Further, the number of shares available under the SIP or the number of shares of Common Stock subject to any outstanding Awards shall be the next lower number of shares, so that fractions are rounded downward. Any adjustment to or assumption of ISOs under this Section shall be made in accordance with Code § 424. If the Company issues any rights or warrants to subscribe for additional shares pro rata to holders of outstanding shares of the class or classes of stock then set aside for the SIP, then each Optionee shall be entitled to the same rights or warrants on the same basis as holders of outstanding shares with respect to such portion of the Optionee’s Stock Option as is exercised on or prior to the record date for determining shareholders entitled to receive or exercise such rights or warrants.

(b) Reorganization.  If the Company is part of any reorganization involving merger, consolidation, acquisition of the Common Stock or acquisition of the assets of the Company, the Committee, in its discretion, may decide that:

(i) any or all outstanding Awards granted under the SIP shall pertain to and apply, with appropriate adjustment as determined by the Committee, to the securities of the resulting corporation to which a holder of the number of shares of the Common Stock subject to each such Award would have been entitled;

(ii) any or all outstanding Stock Options and SARs granted hereunder shall become immediately fully exercisable (to the extent permitted under federal or state securities laws);

(iii) any or all Stock Options and/or SARs granted hereunder shall become immediately fully exercisable (to the extent permitted under federal or state securities laws) and shall be terminated after giving at least 30 days’ notice to the Participants to whom such Stock Options or SARs have been granted; and/or

(iv) any or all awards of Restricted Stock and Performance Shares hereunder shall become immediately fully vested, nonforfeitable and/or payable.

(c) Limits on Adjustments.  Any issuance by the Company of stock of any class other than the Common Stock, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of the Common Stock subject to any Stock Option or SAR, except as specifically provided otherwise in this SIP. The grant of Awards under the SIP shall not affect in any way the right or authority of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate or dissolve, or to liquidate, sell or transfer all or any part of its business or assets. All adjustments the Committee makes under this SIP shall be conclusive.

SECTION 11

SIP OPERATION

11.1 Compliance with Other Laws and Regulations.  Distribution of shares of Common Stock under the SIP shall be subject to the following:

(a) Notwithstanding any other provision of the SIP, the Company shall not be required to issue any shares of Common Stock under the SIP unless such issuance complies with all applicable laws (including, without limitation, the requirements of the 1933 Act and Section 16 of the 1934 Act) and the applicable requirements of any securities exchange or similar entity.

(b) When the SIP provides for issuance of Common Stock, the Company may issue shares of Common Stock on a noncertificated basis as long as it is not prohibited by applicable law or the applicable rules of any stock exchange.

(c) The Company may require a Participant to submit evidence that the Participant is acquiring shares of Common Stock for investment purposes.

11.2 Tax Withholding.  The Participant must pay to the Company an amount necessary to cover the minimum required income tax and other withholdings before the Company shall issue Common Stock under the SIP. The Participant may satisfy the withholding requirements by any one or combination of the following methods:

(a) payment in cash; or

(b) if and to the extent permitted by the Committee, payment by surrendering unrestricted previously held shares of Common Stock which have a value equal to the required withholding amount, or the withholding of shares of Common Stock that otherwise would be deliverable to the Participant pursuant to the Award. The Participant may surrender shares of Common Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company, and if required, with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require).

11.3 Limitation of Implied Rights.  The SIP is not a contract of employment. A Key Employee selected as a Participant shall not have the right to be retained as an employee of the Company or any Related Company and shall not have any right or claim under the SIP, unless such right or claim has specifically accrued under the terms of the SIP.

11.4 Conditions of Participation in the SIP.  When the Committee makes an Award, it shall require a Participant to enter into an Agreement in a form specified by the Committee, agreeing to the terms and conditions of the Award and to such additional terms and conditions, not inconsistent with the terms and conditions of the SIP, as the Committee may, in its sole discretion, prescribe. If there is a conflict between any provision of an Agreement and the SIP, the SIP shall control.

11.5 Evidence.  Anyone required to give evidence under the SIP may give such evidence by certificate, affidavit, document or other information which the person acting on the evidence considers pertinent, reliable and signed, made or presented by the proper party or parties.

11.6 Amendment and Termination of the SIP and Agreements.  The Board may amend, modify or terminate the SIP at any time. No such amendment, modification or termination shall result in the SIP as a whole being subject to variable, or other adverse, accounting treatment or adversely affect, in any way, the rights of individuals who have outstanding Awards unless such individuals consent to such amendment or termination or such amendment or termination is necessary to comply with applicable law. The Committee may amend any Agreement that it previously has authorized under the SIP if the amended Agreement is signed by the Company and the applicable Participant.

11.7 Gender and Number; Headings.  Words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular. The headings in this SIP are for convenience of reference. Headings are not a part of the SIP and shall not be considered in the construction hereof.

11.8 Legal References.  Any reference in this SIP to a provision of law which is later revised, modified, finalized or redesignated, shall automatically be considered a reference to such revised, modified, finalized or redesignated provision of law.

11.9 Notices.  In order for a Participant or other individual to give notice or other communication to the Committee, the notice or other communication shall be in the form specified by the Committee and delivered to the location designated by the Committee in its sole discretion.

11.10 Governing Law.  The SIP is governed by and shall be construed in accordance with the laws of the State of Florida.

11.11 Non-U.S. Law.  The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Companies may operate to assure the viability of the benefits from Awards granted to the Participants performing services in such countries and to meet the objectives of the Plan.

11.12 Code Section 409A Compliance.  If and to the extent that the Committee believes that any SARs may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in the Agreement for that Award shall be drafted in a manner that is intended to comply with, and shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the Code.

MasTec, Inc.
ANNUAL MEETING OF MASTEC, INC.
The 2008 Annual Meeting of Shareholders of MasTec, Inc. will be held on Thursday, May 29, 2008 at 9:30 a.m. local time, at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, the 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134. At the Annual Meeting, shareholders will be asked to vote on the following proposals:
Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR proposals 1 and 2.
1:	Election of Four Directors

Vote For All Nominees	Withhold Vote From All Nominees	*Vote For All Except
☐	☐	☐

*	INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

2:	The reapproval of the Section 162(m) of the Internal Revenue Code material terms of the MasTec, Inc. 2003 Employee Stock Incentive Plan.

Directors
Recommend
For	Against	Abstain	ê
☐	☐	☐	For

PROPOSAL(S)
1:	The nominees for Class I Directors are:

01) Ernst N. Csiszar	03) Jorge Mas
02) Julia L. Johnson	04) Jose R. Mas
2:	The reapproval of the Section 162(m) of the Internal Revenue Code material terms of the MasTec, Inc. 2003 Employee Stock Incentive Plan; and

3:	In the Proxies’ discretion, upon any other business that may properly be presented at the Annual Meetng or any adjournments or postponements thereof.

To attend the meeting and vote your shares in person, please mark this box.	☐
Authorized Signatures — This section must be
completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
MasTec, Inc.
Annual Meeting of MasTec, Inc.
to be held on Thursday, May 29, 2008
for Holders as of April 7, 2008

INTERNET	TELEPHONE 866-390-5386

Go To	OR
www.proxypush.com/mtz
• Cast your vote online.		• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Voting Instruction Form.
• Detach your Voting Instruction Form.
• Return your Voting Instruction Form in the postage-paid envelope provided.
By signing the proxy, you revoke all prior proxies and appoint Alberto de Cardenas and Cristina Canales, and each of them acting in the absence of the other, with full power of substitution to vote your shares on matters shown on the Voting Instruction form and any other matters that may come before the Annual Meeting and all adjournments.
All votes must be received by 11:59 P.M., Eastern Time, May 28, 2008.

PROXY TABULATOR FOR
MasTec, Inc.
Church Street Station
P.O. Box 580
New York, NY 10277-1967

EVENT #
CLIENT #
OFFICE #

PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.
The undersigned hereby constitutes and appoints Alberto de Cardenas and Cristina Canales (the “Proxies”), or any one of them, each with full power of substitution, attorneys and proxies for the undersigned, to vote all shares of common stock of MasTec, Inc. (“MasTec”) that the undersigned would be entitled to vote at the 2008 Annual Meeting of Shareholders to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, the 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134 at 9:30 a.m. on Thursday, May 29, 2008, or any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.
If shares of MasTec common stock are issued to or held for the account of the undersigned under the MasTec 401(k) Retirement Plan (the “Plan”), then the undersigned hereby directs the Trustee of the Plan to vote all shares of MasTec common stock in the undersigned’s name and/or account under the Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.
ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES “FOR ALL” THE NOMINEES SET FORTH ON THE REVERSE SIDE FOR THE REAPPROVAL OF THE SECTION 162(M) OF THE INTERNAL REVENUE CODE MATERIAL TERMS OF THE MASTEC, INC. 2003 EMPLOYEE STOCK INCENTIVE PLAN AND IN ACCORDANCE WITH THE RECOMMENDATION OF MASTEC’S BOARD OF DIRECTORS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)